Exhibit 10.1

GAIA ENERGY INC.

AND

GREEN SHIFT COMMODITIES LTD.

AND

LATAM BATTERY METALS INC.

SHARE PURCHASE AGREEMENT

DATED AS OF DECEMBER 8, 2023

THIS SHARE PURCHASE AGREEMENT is made as of the 8th day of December, 2023 (the “Execution Date”).

BETWEEN:

GAIA ENERGY INC.
a corporation existing under the laws of the Province of Ontario

(“Seller 1”)

-and-

GREEN SHIFT COMMODITIES LTD.
a corporation existing under the laws of the Province of Ontario

(“Seller 2”)

– and –

LATAM BATTERY METALS INC.
a corporation existing under the laws of British Columbia

(the “Buyer”)

WHEREAS the Seller 1 is the legal and beneficial owner of 100% of the outstanding shares of Gaia Energy Investments Ltd., a BVI business company incorporated in the British Virgin Islands with company number 1022314 (the “Target Company 1”);

AND WHEREAS the Target Company 1 has a branch in Colombia called Gaia Energy Investments Ltd. Sucursal Colombia, duly incorporated and identified with the tax identification number No. 900.127.139-6 (the “Local Branch 1”);

AND WHEREAS the Local Branch 1 is the legal and beneficial owner of a 100% interest in the Berlin Concessions, located in the municipalities of Norcasia and Samaná in the department of Caldas in Colombia;

AND WHEREAS the Seller 1 seeks to sell and the Buyer seeks to purchase the Target Company 1 Shares, all on and subject to the terms and conditions contained in this Agreement;

WHEREAS the Seller 2 is the legal and beneficial owner of 100% of the outstanding shares of Berlin (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with company number 2067901 (the “Target Company 2”);

AND WHEREAS the Target Company 2 has a branch in Colombia called Berlin (BVI) Limited Sucursal Colombia, duly incorporated and identified with the tax identification number No. 901.598.158-1 (the “Local Branch 2”)

AND WHEREAS the Local Branch 2 is the legal and beneficial owner of a 100% interest in the Concession Applications, with respect to mineral concessions under evaluation of the national mining authority, located in the municipalities of Norcasia and Samaná in the department of Caldas in Colombia;

AND WHEREAS the Seller 2 seeks to sell and the Buyer seeks to purchase the Target Company 2 Shares, all on and subject to the terms and conditions contained in this Agreement;

AND WHEREAS capitalized terms when used in these recitals and not otherwise defined in these recitals shall have the respective meanings set forth in Section 1.1.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties do hereby covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions

In this Agreement:

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with, a Party.

“Agreement”, “this Agreement”, “herein”, “hereby”, “hereof”, “hereunder” and similar expressions shall mean or refer to this Share Purchase Agreement, and includes all Schedules hereto and any and all agreements in writing between the Parties supplemental or ancillary hereto and the expressions “Article” or “Section” followed by a number, mean and refer to the specified Article or Section of this Agreement.

“Anti-Bribery and Anti-Corruption Laws” means, as modified from time to time, the applicable national and international Laws aimed to prevent and sanction (a) anti-bribery or corruption applicable to the Sellers and/or the Buyer, their Affiliates, including Applicable Laws that prohibit the illegal payment, offer, promise or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign or local Governmental Authority, government employee or commercial entity to obtain a business advantage, and (b) Applicable Laws including, without limiting to the financing of terrorism, money laundering and the financing of weapons of mass destruction. The term “Anti-Money Laundering and Anti-Terrorism Laws”, including without limiting to: (i) the Corruption of Foreign Public Officials Act (Canada); (ii) the Criminal Code of Canada; (iii) any regulations under (i) or (ii) above; and (iv) all other Applicable Laws including Law 1474 of 2011, Law 1778 of 2016, Law 2195 of 2022, Law 1121 of 2006, the Circular Basica Jurídica 029 of 2014 (as applicable), the Colombian Criminal Code as approved by its respective Applicable Laws, all other relevant laws enacted in Colombia, United States of America (including the Foreign Corrupt Practices Act of 1977 (FCPA)), regarding bribery and corruption provisions, and any other Applicable Laws, conventions, international treaties and other instruments ratified by Colombia that prohibit corruption and/or bribery in any jurisdiction where the applicable Person does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Applicable Laws requiring the disclosure of agency relationships or commissions and the anti-corruption rules of any international financial institutions with which the applicable Person does business.

“Applicable Laws” means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements) and include without limitation, the Anti-Bribery and Anti-Corruption Laws.

“Arbitration Act” means the Arbitration Act, SBC 2020, c. 2, as amended from time to time.

“Arbitration Notice” has the meaning set forth in Section 11.3(b).

“Berlin Concessions” means the concessions described in Schedule A, Part I.

“Berlin Concessions Title Matter” means the fact that the Berlin Concessions are not in good standing under Applicable Law as there are arrears of surface fee payments owing to the National Mining Agency in the approximate amount of COP$3.408.204.002 plus accrued interest as of the effective date of payment, as well as the fact that certain of the concessions forming a part thereof (other than concession identified with the plate 664-17) were or shall be terminated as a sanction by the authority due to non-compliance with their obligations. This amount may be increased if new surface fees are issued under applicable Colombian law.

“Berlin Concessions Title Matter Rectification” has the meaning set forth in the definition of “Second Cash Payment Trigger”.

“Business Day” means any day excluding Saturdays, Sundays and banking or statutory holidays in the Province of Ontario, the British Virgin Islands and Bogota, Colombia.

“Business Information” includes the terms of this Agreement, and any other agreement relating to the assets of the applicable Party and all information, data, maps, drill core, results of surveys, drilling and assays, knowledge and know-how, in whatever form and however communicated (including without limitation, Confidential Information), developed, conceived, originated, derived or obtained by a Party in performing its obligations. The term “Business Information” shall not include any Party Information or any improvements, enhancements, refinements or incremental additions to Party Information that are developed, conceived, originated, derived or obtained by a Party in performing its obligations under this Agreement.

“Buyer Affiliate Common Shares” means common shares in the capital of the affiliate of the Buyer who has completed a Liquidity Event.

“Buyer Common Shares” means Class A common shares in the capital of the Buyer as the same may be constituted from time to time. For the purposes of Section 2.2, if the Liquidity Event has been completed by an Affiliate of the Buyer, then the Buyer Common Shares shall be read as the “Buyer Affiliate Common Shares”.

“Buyer Financial Statements” means the financial statements of the Buyer for the 12 months ended on the Buyer Year End.

“Buyer Year End” means December 31.

“Buyer’s Maximum Amount” means CDN$20,000.

“Claim” has the meaning set forth in Section 8.6(a).

“Closing” means the completion of the purchase and sale of the Target Company 1 Shares and the Target Company 2 Shares.

“Closing Date” means the date that the Closing occurs, such date being agreed to by the Parties but to be no later than the Outside Date.

“Commencement of Commercial Production” means, and is deemed to have been achieved, when the concentrator processing minerals, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected on the Berlin Concessions and/or the Granted Concessions when uranium ore has been produced for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a feasibility study recommending placing the Berlin Concessions and/or the Granted Concessions in commercial production.

“Concession Applications” means the concession applications described in Schedule A, Part II.

“Confidential Information” means all information (including Business Information and Party Information), data, reports, maps, drill core, results of surveys, drilling and assays, knowledge and know-how (including without limitation, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that: (i) is confidential to a Party; or (ii) derives independent economic value (actual or potential) as a result of not being generally known to, or readily ascertainable by, third Persons or the general public and which is subject to confidentiality, or to reasonable efforts under the circumstances to maintain its confidentiality, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, reports, maps, drill core, results of surveys, drilling and assays, knowledge and know-how generated or prepared by or on behalf of any Party.

“Consideration Dispute” has the meaning set forth in Section 2.3(e).

“Contracts” means any agreement, indenture, contract, lease, deed of trust, royalty, licence, option, instrument, arrangement, understanding or other commitment, whether written or oral.

“control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting shares, interests, or securities, or by contract, voting trust, or otherwise. This definition of control shall be incorporated into such terms as “controlled” and “controlling”.

“Convertible Securities” means any agreement, option, warrant, right or other security or conversion privilege issued or granted by the Person or any of its Affiliates that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire common shares, including pursuant to one or more multiple exercises, conversions and/or exchanges to require the Person to purchase, redeem or otherwise acquire any of its issued and outstanding common shares.

“Deferred Payments” means the Second Cash Payments, the Third Cash Payments and the Liquidity Event Shares.

“Direct Claim” has the meaning set forth in Section 8.6(a).

“Dispute” has the meaning set forth in Section 11.3(b).

“Dispute Notice” has the meaning set forth in Section 11.3(b).

“Dispute Representative” has the meaning set forth in Section 11.3(b).

“Encumbrances” means any and all mortgages, bills of sale, pledges, security interests, liens, charges, hypothecation, encumbrances, contractual obligations, title retention, preferential right, trust, royalty, writ, warrant, caveat, plaint and Legal Claims, rights, title or interests of others, whether recorded or unrecorded or registered or unregistered.

“Execution Date” means the date set forth on the first page of this Agreement.

“Expert” means: (i) for a Consideration Dispute with respect to commencement of commercial production, or a member in good standing of the Canadian Society Professional Engineers and the Canadian Institute of Mining, Metallurgy and Petroleum as mutually agreed by the Parties, acting reasonably; or (ii) for a Consideration Dispute with respect to the Berlin Concessions Title Matter or a Liquidity Event a lawyer that has been a member of the bar of Colombia for at least 20 years and who is qualified by education, training and experience to hear and determine matters in the nature of the Consideration Dispute.

“Filing Party” has the meaning set forth in Section 10.3.

“Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency, official or any court, stock exchange or securities commission, having jurisdiction.

“Granted Concessions” means the concessions that are granted to Local Branch 2, if as and when the Concession Applications are granted by requisite Governmental Authorities.

“IFRS” means International Financial Reporting Standards.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Initial Cash Consideration” means the sum of CDN$20,000.

“Initial Consideration Shares” means 500,000 Buyer Common Shares in the capital of the Buyer which, as of the Execution Date, represent 25% of the issued and outstanding shares of the Buyer.

“Intellectual Property” means all trade or brand names, business names, trade-marks (including logos), trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, proprietary information and know-how, manuals, inventions, formulae, processes, technology and other intellectual property in whatever form or format used by the applicable company together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing and any mining, milling or processing intellectual property.

“Interim Period” means the period between the Execution Date and the earlier of the Closing Date or the date on which this Agreement is lawfully terminated pursuant to Article 7.

“Knowledge” has the meaning set forth in Section 1.6.

“Legal Claims” means any and all debts, claims, actions, lawsuits, causes of action, demands, duties and obligations of whatsoever nature and howsoever incurred.

“Liabilities” means all Legal Claims, demands, obligations, suits, complaints, actions, damages, costs, losses, liabilities (fixed or contingent, known or unknown), expenses, lawyer’s fees, investigation costs, remediation costs, awards, decrees, orders, judgments, fines, penalties, injunctions or similar decisions, that may adversely affect the interests of a Party, including the reasonable fees and disbursements of legal counsel and other professional advisers incurred by such Party in defending against such liabilities.

“Liquidity Event” means the completion by the Buyer or a Buyer Affiliate of any of the following: (i) a Public Offering with a concurrent listing on a recognized stock exchange; or (ii) (A) a transaction which provides holders of the Buyer Common Shares (or Buyer Affiliate Common Shares) with comparable liquidity that such holders would receive upon completion of a Public Offering and stock exchange listing is completed, whether by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction or other combination with a public corporation; and (B) a listing of the Buyer Common Shares (or Buyer Affiliate Common Shares) on a recognized stock exchange.

“Local Branch 1” means Gaia Energy Investments Ltd Sucursal Colombia, incorporated in Colombia with tax identification number 900127139-6.

“Local Branch 2” means Berlin (BVI) Limited Sucursal Colombia, incorporated in Colombia with tax identification number: 901.598.158-1

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement) arising directly or indirectly as a consequence of the matter giving rise to such Loss or Losses; provided that “Loss” and “Losses” shall not include punitive damages, except if and to the extent any such Losses would otherwise be recoverable under Applicable Law in an action for breach of contract or any such Losses are recovered against an Indemnified Party pursuant to a Third Party Claim.

“Liquidity Event Shares” has the meaning set forth in Section 2.2(c).

“Liquidity Event Price” means the price at which the Buyer Common Shares or Buyer Affiliate Common Shares are issued pursuant to the Public Offering referenced in clause (i) of the definition of Liquidity Event or the price at which the Buyer Common Shares or Buyer Affiliate Common Shares are issued or deemed issued pursuant to the transaction described in clause (ii) of the definition of Liquidity Event.

“Material Adverse Effect” means a change, effect, circumstance, event or state of facts that, when taken individually or together with all other adverse changes, effects, circumstances, events or states of fact, is material and, as applicable, adverse with respect to the applicable company and its property and assets taken as whole; provided, however, that no change, effect, circumstance, event or state of facts arising from or relating to any of the following shall be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) any change or condition generally affecting the mining industry; (ii) the state of the securities, credit, banking, capital or commodity markets in general; (iii) any change in the price of uranium; (iv) any change relating to the rate at which any currency can be exchanged for any other currency; (v) general political, economic or financial conditions, including in Canada or Colombia; (vi) any adoption, implementation, change or proposed change in Applicable Laws or accounting standards (or in any interpretation of Applicable Laws or accounting standards); (vii) any natural disaster or general outbreak of illness (including COVID-19); (viii) any terrorist attack, armed hostilities, military conflicts, or any governmental response to any of the foregoing; or (ix) the announcement or execution of this Agreement or the implementation of any of the transactions contemplated herein, except, in the case of subsections (i), (v), (vi), (vii) or (viii), where such event, change, effect or circumstance has a materially disproportionate effect on the applicable company or its assets and property taken as a whole, relative to other comparable operations in the mining industry generally, and provided further that references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Mineral Interests” means real property interests, mineral rights, mineral exploration concessions, mineral leases, mining concessions, land (surface and access rights) and other similar rights, licenses, concessions and interests, whether created privately or by the action of any Governmental Authority.

“Minimum Loss Amount” means the sum of CDN$5,000.

“Mining Pledge” means a mining pledge over the future mining production of the Concession Applications, Berlin Concessions and the Granted Concessions registered in the Colombian public guarantees registry (“registro de garantias mobiliarias”).

“Notice of Claim” has the meaning set forth in Section 8.6(a).

“Objection Notice” has the meaning set forth in Section 2.3(e).

“Ordinary Course” means with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of that Person.

“Outside Date” means December 31, 2023.

“Parties” means the Sellers and the Buyer and “Party” means any one of them.

“Party Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including without limitation, such Confidential Information), which, as shown by written records, was developed, conceived, originated or obtained by a Party independent of its performance under the terms of this Agreement.

“Permitted Encumbrances” means any Encumbrance in respect of the applicable assets and property comprising the following:

(a)	inchoate or statutory liens for Taxes or rents not at the time due;

(b)	inchoate or statutory liens for overdue Taxes or utilities, the validity of which is being contested in good faith;

(c)	security given to a public utility or any Governmental Authority in the Ordinary Course;

(d)	any reservations or exceptions contained in the original grants of the applicable Mineral Interests;

(e)	minor discrepancies in the legal description of the applicable Mineral Interests (or any part thereof) and any registered easements and registered restrictions or covenants that overlie the surface rights covered by the applicable Mineral Interests;

(f)	rights of way for or reservations or rights of others for railways, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances or other restrictions as to the use of real property, which do not in the aggregate materially impair the use of the applicable Mineral Interests or otherwise prevent the right to transfer the applicable Mineral Interests or an interest therein;

(g)	with respect to the Target Company 1 and the Local Branch 1, the Berlin Concessions Title Matter;

(h)	with respect to the Target Company 1 and the Local Branch 1, the Tax Matter; and

(i)	Aboriginal rights or Treaty rights.

“Person” means any natural person, partnership, company, corporation, unincorporated association, joint venture, trust, trustee, Governmental Authority or other entity howsoever designated or constituted.

“Proceedings” has the meaning set forth in Section 11.3(a).

“Public Company” means a company whose shares are listed and posted for trading on a recognized stock exchange and is a reporting issuer (or equivalent) in at least one jurisdiction in Canada or in the United States.

“Public Offering” means an initial public offering by the Buyer or a Buyer Affiliate in Canada, as the case may be, of Buyer Common Shares or Buyer Affiliate Common Shares, as the case may be.

“Registered Agent” means Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, the registered agent of the Target Company 1 and the Target Company 2.

“Representative” means each director, officer, employee, servant, qualified person, workman, contractor, subcontractor, agent, solicitor, accountant, consultant, or financial advisor of a Party and its Affiliates and all other Persons acting for or in conjunction with such Party.

“Royalty” means a 1.0% net smelter returns royalty on all production from the Berlin Concessions, the Concession Applications and the Granted Concessions to be granted pursuant to the Royalty Agreement.

“Royalty Agreement” means a royalty agreement to be entered into among the Buyer (as royalty payor), the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2 (as guarantors) and the Sellers (as royalty holders) pursuant to which the Buyer agrees to grant the Royalty to the Sellers, which has attached thereto the form of the Mining Pledge.

“Second Cash Payment” means the sum of CDN$1.0 million.

“Second Cash Payment Trigger” means the later of (A) March 1, 2024; and (B) the earlier of: (i) 90 days after the date on which the Berlin Concessions Title Matter has been rectified as evidenced by the payment receipt of the total debt regarding surface fees or the subscription of a payment agreement with the National Mining Agency (the “Berlin Concession Title Matter Rectification”); and (ii) five days following completion of a Liquidity Event.

“Sellers” means, collectively, the Seller 1 and the Seller 2.

“Seller 1’s Maximum Amount” means CDN$20,000.

“Seller 2’s Maximum Amount” means CDN$5,000.

“Subject Assets of Target Company 1” means the Berlin Concessions and the Target Company 1 Books and Records.

“Subject Assets of Target Company 2” means the Concession Applications, the Granted Concessions and the Target Company 2 Books and Records.

“Target Company 1” means Gaia Energy Investments Ltd., a BVI business company incorporated in the British Virgin Islands with company number 1022314.

“Target Company 1 Books and Records” means all books, records, documents, data, logs, maps, maintenance files, mining, resource and reserve data, quality control records, drilling and assay reports or data, environmental studies and reports, plans, technical, geological and scientific information or records, files, papers, surveys and plans or specifications and any other recorded information owned by or in the possession or control of the Target Company 1 or the Local Branch 1.

““Target Company 1 Shares” means all of the issued shares in Target Company 1, comprising 10,000,000 ordinary shares of $1.00 each.

“Target Company 2” means Berlin (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with company number 2067901.

“Target Company 2 Books and Records” means all books, records, documents, data, logs, maps, maintenance files, mining, resource and reserve data, quality control records, drilling and assay reports or data, environmental studies and reports, plans, technical, geological and scientific information or records, files, papers, surveys and plans or specifications and any other recorded information owned by or in the possession or control of the Target Company 2 or the Local Branch 2.

“Target Company 2 Shares” means all of the issued shares in Target Company 1, comprising 1 ordinary share of $1.00 each.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Matter” means that for the period between 2017 and 2022, Target Company 1 and Local Branch 1 have not filed Tax Returns with the Colombia National Tax Office DIAN and local offices and as such are subject to arrears of Taxes, interest, fines and penalties, including without limitation, in connection with ongoing audits and collection processes, in amounts that cannot currently be ascertained.

“Taxes” means: (a) any [Colombian] income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, Social Security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat or unclaimed property liability, or other tax of any kind whatsoever; (b) any interest, penalty, or addition thereto, whether disputed or not; and (c) all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, classifications, registrations and orders of any Governmental Authority required by Applicable Laws.

“Tax Liabilities” has the meaning set forth in Section 2.4(b).

“Tax Returns” means all returns, reports, declarations, designations, elections, notices, filings, forms, information returns and statements filed or required to be filed in respect of Taxes.

“Third Cash Payment” means the sum of CDN$5.0 million.

“Third Party” has the meaning set out in Section 8.10(e).

“Third Party Claim” has the meaning set out in Section 8.6(a).

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as may be mutually agreed between the Seller 1 and the Buyer.

“Transfer” when used as a verb, means to sell, grant, assign, or otherwise dispose of, directly or indirectly, including through mergers, consolidations, arrangements or share or asset purchases (including resulting in a change in control) and when used as a noun, means a sale, grant, assignment, or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidation, arrangements or share or asset purchase.

“Transfer Notice” has the meaning set forth in Section 11.7.

1.2 Gender and Extended Meanings

In this Agreement all words and personal pronouns relating thereto shall be read and construed as the number and gender of the Party or Parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. In this Agreement words importing the singular number include the plural and vice versa.

1.3 Currency

All references to currency in this Agreement, including “dollars” and “$”, are in Canadian currency unless otherwise indicated.

1.4 Period of Time/Time of Essence

When calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the initial reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next Business Day. Time is of the essence of this Agreement.

1.5 Section Headings

The Article, Section and other headings contained in this Agreement or in the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.6 Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the Knowledge of the Seller 1 it is deemed to refer to the actual Knowledge of Richard Spencer, the director of Seller 1 and Knowledge of the Seller 2 is deemed to refer to the actual Knowledge of Trumbull Fisher, the Chief Executive Officer of the Seller 2 and John Ross, the Chief Financial Officer of the Seller 2, in each case after due inquiry. Where any representation or warranty in this Agreement is expressly qualified by reference to the Knowledge of the Buyer it is deemed to refer to the actual Knowledge of Luis Helguero, the Chief Executive Officer of the Buyer and Greg Lipschitz, the director of the Buyer, after due inquiry. References to “Knowledge” in this Agreement shall be construed accordingly.

1.7 Schedules

The following are the schedules (the “Schedules”) attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule A	Description of Berlin Concessions and Concession Applications

Schedule B	Wire Transfer Instructions and Shares Registration Instructions

Schedule C	Form of Royalty Agreement

Schedule D	Details of Target Company 1 and Target Company 2

In the event of any conflict between the provisions of this Agreement and any Schedule, the terms of this Agreement shall govern.

2. PURCHASE AND SALE

2.1 Target Company 1 Shares to be Purchased and Sold and Closing Date Consideration

Subject to the terms and conditions herein contained, on the Closing Date and with effect as of the Time of Closing, the Seller 1 shall Transfer the Target Company 1 Shares to the Buyer and the Buyer agrees to directly purchase the Target Company 1 Shares from the Seller 1, all in consideration of the following:

(a) the Initial Cash Consideration, to be paid by the Buyer to Seller 1 in cash by wire transfer on the Closing Date pursuant to the wire transfer instructions set out in Schedule B or as otherwise directed by the Seller 1 to the Buyer in advance of the Closing Date;

(b) the Initial Consideration Shares, to be delivered by the Buyer to the Seller 1 on the Closing Date; and

(c) the grant of the Royalty by the Buyer to the Sellers (as guaranteed by the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2) pursuant to the execution and delivery of the Royalty Agreement.

The Seller 1 acknowledges and agrees that the Initial Consideration Shares issuable hereunder will be represented by physical certificates or DRS statements and the Seller 1 further understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of applicable securities laws, certificates or DRS statements representing such securities and all certificates or DRS statements issued in exchange therefor or in substitution thereof, will bear such legends setting out resale restrictions under applicable Canadian securities laws and the rules and policies of the applicable recognized stock exchange, as applicable. It is the responsibility of the Seller 1 to determine the applicable resale restrictions and to comply with such requirements.

2.2 Additional Consideration – Deferred Payments

As additional consideration for the purchase of the Target Company 1 Shares, the Buyer shall:

(a) No later than two Business Days after the date that the Second Cash Payment Trigger has occurred, pay the Second Cash Payment to the Seller 1 in cash by wire transfer pursuant to the wire transfer instructions set out in Schedule B (or as otherwise directed by the Seller 1 to the Buyer in advance of the Second Cash Payment Trigger Date). The Second Cash Payment if not paid when due, shall bear interest at the rate of 10% per annum, calculated and payable annually, not in advance, both before and after judgment. The covenant to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated.

(b) No later than 30 days after the Commencement of Commercial Production has occurred, pay the Third Cash Payment to the Seller 1 in cash by wire transfer pursuant to the wire transfer instructions set out in Schedule B (or as otherwise directed by the Seller 1 to the Buyer in advance of the date on which the Third Cash Payment is paid to the Seller 1). The Third Cash Payment if not paid when due, shall bear interest at the rate of 10% per annum, calculated and payable annually, not in advance, both before and after judgment. The covenant to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated.

(c) No later than two Business Days after the completion of a Liquidity Event: the Buyer or the Buyer Affiliate, as the case may be, shall issue to the Seller 1: (A) if the Liquidity Event occurs within 12 months after the Closing Date, the greater of: (1) such number of Buyer Shares or Buyer Affiliate Shares, as the case may be, that would result in the Seller 1 owning an aggregate 20% of the issued shares of the Buyer or the Buyer Affiliate, as the case may be, after giving effect to both the issuance to the Seller 1 and the completion of the Liquidity Event, at a deemed price per share equal to the Liquidity Event Price; and (2) such number of Buyer Shares or Buyer Affiliate Shares, as the case may be, with a value of CDN$5.0 million, at a deemed price per share equal to the Liquidity Event Price; or (B) if the Liquidity Event occurs later than 12 months after the Closing Date, the greater of: (1) such number of Buyer Shares or Buyer Affiliate Shares, as the case may be, that would result in the Seller 1 owning an aggregate 25% of the issued shares of the Buyer or the Buyer Affiliate, as the case may be, after giving effect to both the issuance to the Seller 1 and the completion of the Liquidity Event, at a deemed price per share equal to the Liquidity Event Price; and (2) such number of Buyer Shares or Buyer Affiliate Shares, as the case may be, with a value of CDN$6.0 million, at a deemed price per share equal to the Liquidity Event Price.

The common shares to be issued pursuant to this Section 2.2 are referred to as the “Liquidity Event Shares”. If any of the Liquidity Event Shares are not issued and delivered to the Seller 1 when due, the Buyer shall be liable to pay interest until such Liquidity Event Shares are delivered to the Seller 1, calculated on the dollar amount set forth in Section 2.2(c)(A)(2) or 2.2(c)(B)(2), as the case may be, at the rate of 10% per annum, calculated and payable annually, not in advance, both before and after judgment. The covenant to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated. The Seller 1 acknowledges and agrees that all Liquidity Event Shares issuable hereunder will be represented by physical certificates or DRS statements and the Seller 1 further understands and acknowledges for that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the applicable securities laws, certificates or DRS statements representing such securities and all certificates or DRS statements issued in exchange therefor or in substitution thereof, will bear such legends setting out resale restrictions under applicable Canadian securities laws and the rules and policies of the applicable recognized stock exchange, as applicable. It is the responsibility of the Seller 1 to determine the applicable resale restrictions and to comply with such requirements.

2.3 Covenants Regarding Deferred Payments

(a) The Buyer covenants and agrees as and by way of a covenant that shall survive the Closing, from and after the Closing Date, to keep the Seller 1 advised in a timely and prompt basis upon the completion of the Berlin Concessions Title Matter Rectification and the completion of the Liquidity Event. The Buyer also covenants and agrees to answer, in a reasonable fashion, inquiries made by the Seller 1 from time to time as to the status and anticipated completion date of the Berlin Concessions Title Matter Rectification and the completion date of the Liquidity Event.

(b) The Buyer covenants and agrees as and by way of a covenant that shall survive the Closing, from and after the Closing Date to keep the Seller 1 advised in a timely and prompt basis as to the intended date for the Commencement of Commercial Production and matters in connection therewith including without limitation, mitigating events or events (including events of force majeure and other events) that may delay or impede or slow down the Commencement of Commercial Production. The Buyer also covenants and agrees to answer, in a reasonable fashion, inquiries made by the Seller 1 from time to time as to the status and anticipated date of the Commencement of Commercial Production.

(c) The Buyer covenants and agrees as and by way of a covenant that shall survive the Closing, from and after the Closing Date to use its best efforts to procure the occurrence of the Liquidity Event as soon as reasonably practicable following the Closing and to complete an equity offering in connection with such Liquidity Event for minimum gross proceeds of CDN$5.0 million based on a minimum CDN$10.0 million enterprise value of the Buyer.

(d) The Buyer covenants and agrees as and by way of a covenant that shall survive the Closing that, from and after the Closing Date until all of the Deferred Payments have been made and delivered to the Seller 1 pursuant to the provisions of this Agreement (and all ongoing disputes with respect thereto, to the extent applicable, have been duly agreed to or settled), the Buyer shall not:

(i)	Transfer or Encumber, or agree to Transfer or Encumber, directly or indirectly, any of its interest in this Agreement, the Target Company 1 Shares, the Target Company 2 Shares, the Local Branch 1 or the Local Branch 2;

(ii)	issue additional shares of the Target Company 1 that are dilutive to the 100% interest of the Buyer in the Target Company 1;

(iii)	Transfer or Encumber, in whole or in part, the Berlin Concessions, the Concession Applications or the Granted Concessions;

in each case without the prior written consent of the Seller 1, which consent may be withheld, conditioned or delayed by the Seller 1 in its sole and unfettered discretion.

(e) If at any time following the Closing Date, the Seller 1, acting reasonably, shall take the position (in contradistinction to the position of the Buyer) that the Berlin Concessions Title Matter Rectification has occurred, that there has occurred the Commencement of Commercial Production; or that there has occurred a Liquidity Event; as the case may be, the Seller 1 may send to the Buyer a written notice (the “Objection Notice”) stating in reasonable detail the position of the Seller 1. Any subject matter of an Objection Notice is a “Consideration Dispute”.

(f) If the Seller 1 delivers an Objection Notice, the Seller 1 on the first hand, and the Buyer on the second hand, through their delegated Representatives shall meet in person or by phone over the subsequent 10 Business Days to negotiate in good faith to resolve the Consideration Dispute that is set forth in the Objection Notice.

(g) If within such 10 Business Day period the Consideration Dispute that is set forth in the Objection Notice is not so resolved, then the Seller 1, on the one hand, and the Buyer, on the second hand, shall promptly retain the Expert to resolve the Consideration Dispute.

(h) The Expert shall act as an expert and not as an arbitrator to resolve the Consideration Dispute.

(i) The Buyer shall provide in a timely and forthright fashion, all data and information reasonably required by the Expert in order to make its determination as to the resolution of the Consideration Dispute.

(j) The resolution of the Consideration Dispute as determined by the Expert will, absent manifest error, be conclusive and binding on the Parties. All costs and expenses of the Expert shall be apportioned between the Seller 1, on the first hand, and the Buyer, on the second hand, on the basis such that the losing Party shall bear 100% of all such costs and expenses. However, the Seller 1, on the first hand, and the Buyer, on the second hand, shall each bear their own costs in presenting their respective cases to the Expert.

(k) As and when any Consideration Dispute has been resolved such that the Expert makes a determination that either the Berlin Concessions Title Matter Rectification has occurred; that there has occurred the Commencement of Commercial Production; and/or that there has occurred a Liquidity Event, then the Buyer shall forthwith (and in any event within five Business Days after the date of resolution of the applicable Consideration Dispute) forward the applicable Deferred Payment or Deferred Payments to the Seller 1.

2.4 Tax Allocation

(a) The Seller 1, the Seller 2 and the Buyer, as the case may be, shall each be liable, according to Applicable Laws, for calculating, assessing, withholding and paying all Taxes arising as a result of the consummation of the transactions contemplated hereby.

(b) The Buyer covenants and agrees as and by way of a covenant that shall survive Closing that effective immediately on Closing the Buyer, the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2 (and neither of the Sellers or their Affiliates) shall be responsible for all Taxes of the Target Company 1, the Target Company 2, the Local Branch 1 or the Local Branch 2 for all taxable periods both prior to and after the Closing Date, including without limitation, with regard to the Tax Matter. Such covenant includes the fact that in the event that either of the Sellers (or their Affiliates) is required to pay or remit any such taxes, duties, fees, costs or other imposts or assessments related to taxable periods both prior to or after the Closing Date, the Buyer shall indemnify and save the Sellers harmless in respect of the same as provided in Section 8.4(c) (the “Tax Liabilities”).

(c) The Buyer covenants and agrees as and by way of a covenant that shall survive Closing to procure that the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2 shall file all Tax Returns relating to the Target Company 1, the Target Company 2. the Local Branch 1 and the Local Branch 2 respectively, for any taxable period ending on or before the Closing and that the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2 shall pay any Taxes shown as due thereon. The Buyer agrees to cause Target Company 1, Local Branch 1, Target Company 2 and Local Branch 2 to file requisite Tax Returns in Colombia no later than one month after the Closing Date and to immediately provide written notice to the Seller 1 of such filing.

(d) The Buyer shall retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Target Company 1, the Target Company 2, he Local Branch 1 and the Local Branch 2 for any taxable period that includes the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions; or (ii) six years following the due date (without extension) for such Tax Returns. During such retention time, the Sellers and their Representatives shall have access thereto (on a “need-to-know” basis) as reasonably required and at the Sellers’ own sole cost and expense. After such time, before the Buyer shall dispose of any such documents in its possession (or in the possession of its Affiliates), the Sellers shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as the Sellers may select (at the Sellers’ own sole cost expense). Any information obtained under this Section 2.4(d) shall be kept confidential, except as may be otherwise necessary for the Sellers to enforce their rights pursuant to this Agreement, including without limitation, as provided in Section 8.4.

2.5 Target Company 2 Shares and Closing Date Consideration

Subject to the terms and conditions herein contained, on the Closing Date and with effect as of the Time of Closing, the Seller 2 shall Transfer the Target Company 2 Shares to the Buyer and the Buyer agrees to directly purchase the Target Company 2 Shares from the Seller 2 solely in consideration of the grant of the Royalty by the Buyer to the Sellers (as guaranteed by the Target Company 1, Target Company 2, the Local Branch 1 and the Local Branch 2) pursuant to the execution and delivery of the Royalty Agreement.

2.6 Covenant as to Board Representation

(a) The Buyer covenants and agrees as and by way of a covenant that shall survive Closing to procure that: (i) at the sole option of the Seller 2, the Seller 2 shall have the right to advise the Buyer that the Seller 2 desires to cause one nominee of the Seller 2 to be appointed to the board of directors of the Buyer (while the Buyer remains a private company); and (ii) the Buyer shall immediately (and in any event within two Business Days after receipt of such written notice) do all such acts and things as shall be required in order to cause such nominee or nominees to be appointed to the board of directors of the Buyer.

(b) If the Buyer or a Buyer Affiliate has completed a Liquidity Event, the Buyer covenants and agrees as and by way of a covenant that shall survive Closing that, at the sole option of the Seller 2, the Seller 2 shall have the right to advise the applicable Public Company that the Seller 2 desires to cause nominees of the Seller 2 to be appointed to the board of directors of such Public Company. The number of board nominees of the Seller 2 shall be proportionate to the combined shareholdings of the Seller 1 and Seller 2 (with their respective Affiliates) in the applicable Public Company, rounded down. For example purposes and without limitation, if the Seller 1 and the Seller 2 (with their respective Affiliates) together hold 25% of the outstanding shares of the Public Company on an undiluted basis, then the Seller 2 shall be entitled to have a number of its nominees on the board of the Public Company equal to 25% of the number of total board members. The Buyer shall cause the applicable Public Company to do all such acts and things as shall be required in order to cause such nominee or nominees to be elected to the board of the Public Company.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Sellers as follows and acknowledges that the Sellers are relying on such representations and warranties in entering into this Agreement:

(a) The Buyer is duly existing, organized and validly subsisting under the laws of British Columbia and is qualified and licensed to carry on business in such jurisdiction.

(b) The Buyer has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and thereunder. The Buyer has full power and authority to issue the Initial Consideration Shares and the Liquidity Event Shares to the Seller 1 as contemplated in this Agreement.

(c) The Buyer has duly obtained all corporate approvals and the authorizations of any Governmental Authority or third Persons required for the execution, delivery and performance of this Agreement and any agreement or instrument referred to or contemplated by this Agreement and such execution, delivery and performance and the consummation of the transactions contemplated herein and therein does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under, the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement, Contract or other instrument whatsoever to which either the Buyer is a party or by which is bound and does not contravene any Applicable Laws.

(d) The Buyer has or will have at the Time of Closing duly obtained all corporate approvals and the authorizations of any Governmental Authority or third Person required for the issuance of the Initial Consideration Shares and the Liquidity Event Shares and such issuance of the Initial Consideration Shares and the Liquidity Event Shares does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under, the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws.

(e) This Agreement has been duly executed and delivered by the Buyer and is a valid agreement of the Buyer, binding upon and enforceable against the Buyer in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court.

(f) The Buyer has not committed an act of bankruptcy, is not insolvent, is not unable to meet its obligations as they come due, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise, arrangement or reorganization, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed in respect of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

(g) There are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Buyer’s Knowledge, threatened, against the Buyer which, if adversely determined, would materially impair the ability of the Buyer to perform its obligations under this Agreement. There are no judgments which remain unsatisfied against the Buyer or consent decrees or injunctions to which the Buyer is subject which would materially impair the ability of the Buyer to perform its obligations under this Agreement. There are no investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the Buyer’s Knowledge, threatened, against or affecting the Buyer (or its properties or assets) and, to the Knowledge of the Buyer, there is no ground on which any such action, suit or proceeding might be commenced, which, if adversely determined, would materially impair the ability of the Buyer to perform its obligations under this Agreement.

(h) As of the Execution Date: (i) the authorized share capital of the Buyer consists of an unlimited number of Class A common shares of which 2,000,000 Class A common shares are outstanding (following issuance of the Initial Consideration Shares); (ii) an unlimited number of Class B common shares of which nil Class B common shares are outstanding; and (iii) an unlimited number of preferred shares issuable in series of which nil preferred shares are outstanding. As of the Execution Date, the Buyer does not have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any common shares or any securities convertible into or exchangeable or exercisable for any Buyer Common Shares. As of the Time of Closing, other than as disclosed to Seller 1 and Seller 2 in writing, no Person will have any option or other right to acquire or receive Buyer Common Shares or any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any securities of the Buyer.

(i) As of the Time of Closing, the issuance of the Initial Consideration Shares and the Liquidity Event Shares by the Buyer as required by the terms of this Agreement will be duly and validly authorized by the Buyer and at the Time of Closing, the Initial Consideration Shares will be validly issued as fully paid and non-assessable Buyer Common Shares. Upon issuance, the Liquidity Event Shares will be duly and validly authorized by the Buyer (or the Buyer Affiliate, as the case may be) and will be validly issued as fully paid and non-assessable common shares of the Buyer (or the Buyer Affiliate, as the case may be).

(j) As of the Execution Date, the Buyer is in compliance, in all material respects, with all Applicable Laws, or other requirements applicable to it and has filed all reports or returns required under all Applicable Laws except where such failure would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Buyer.

(k) There are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer. There are no judgments which remain unsatisfied against the Buyer or consent decrees or injunctions to which the Buyer is a party. There are no investigations, actions, suits or proceedings at Applicable Law or in equity or by or before any governmental entity now pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer or its properties or assets and, to the Knowledge of the Buyer, there is no ground on which any such action, suit or proceeding might be commenced.

(l) The Buyer is in compliance in all material respects with Applicable Laws in connection with the conduct of its operations, except where such failure would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) The Buyer currently has no employees or subsidiaries and has never had any employees or subsidiaries.

(n) The Buyer is up to date in the filing of all Tax Returns in all jurisdictions required to be filed by it when due, all returns affecting workers compensation with the appropriate agency, corporation capital Tax Returns, if required, and any other material reports and information required to be filed by the Buyer with any Governmental Authority. The Buyer has withheld and remitted to Tax collection authorities such Taxes as are required by law to be withheld and remitted as and when due. The Buyer has paid all income, sales and capital Taxes payable by it as and when due. The Buyer has paid all instalments of corporate Taxes due and payable, and there is not currently outstanding nor does the Buyer expect to receive any notice of re-assessment from any applicable Tax collecting authority.

(o) The Buyer has not engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect its operations, property, assets or financial condition.

(p) Except pursuant to or in connection with this Agreement and the transactions contemplated hereby, the Buyer has not incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise relating to the Buyer and the Buyer is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract with respect to the obligations, liabilities or indebtedness of any person relating to or affecting the Buyer.

(q) The Buyer is not a party to any Contract, commitment or agreement, and neither the Buyer nor any of its properties and assets are subject to or bound or affected by any charter, bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent the Buyer from entering into this Agreement or from consummating the sale contemplated hereby.

(r) The Buyer is not aware of any infringement by the Buyer of any registered patent, trademark or copyright or other Intellectual Property rights of third Persons.

(s) The Buyer Financial Statements have been, and all financial statements of the Buyer in respect of any subsequent periods prior to the Execution Date will be, prepared in accordance with IFRS applied on a basis consistent with those of previous periods except: (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Buyer’s independent auditors; or (ii) in the case of unaudited interim statements, to the extent they are subject to normal year-end adjustments); and in accordance with Applicable Laws. The Buyer Financial Statements present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Buyer as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders’ equity and cash flows of the Buyer for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any. The Buyer does not intend to correct or restate, nor, to the Knowledge of the Buyer is there any basis for any correction or restatement of, any aspect of any of the Buyer Financial Statements. The Buyer is not a party to and does not have any commitment to become a party to, any off-balance sheet transaction, arrangement, obligation or other relationship or any similar Contract with any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand). Since January 1, 2023, neither the Buyer nor any Representative of the Buyer has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or its internal accounting controls, including any complaint, allegation, assertion, or claim that the Buyer has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Board of Directors of the Buyer.

(t) There are no outstanding loans made by the Buyer to any director or officer of the Buyer or any Buyer Affiliate.

(u) Since the Buyer Year End, there has not been a Material Adverse Effect with respect to the Buyer and the Buyer has conducted its business only in the Ordinary Course and consistent with past practice.

(v) The Buyer has not committed to take or been alleged to have taken any action which would cause the Buyer to be in violation of Anti-Bribery and Anti-Corruption Laws or any Applicable Laws of similar effect of any other jurisdiction, and to the Knowledge of the Buyer, no such action has been taken by any of the Representatives of the Buyer or other persons acting on behalf of the Buyer.

(w) The Buyer’s residential addresses is as set out herein and the Buyer is not a non-resident of Canada within the meaning of the Tax Act.

(x) The Buyer has disclosed the existence of, and made available for review by the Seller 1, the Books and Records of the Buyer. The Books and Records are complete and accurate in all material respects.

(y) The Buyer has not declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital.

(z) The Buyer has not engaged any finder, broker, agent or other Person in a comparable capacity in connection with the transactions contemplated by this Agreement. There are no Contracts, agreements or understandings with the Buyer that would give rise to a valid claim against the Seller 1 for a commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

3.2 Representations and Warranties of the Seller 1

The Seller 1 hereby represents and warrants to the Buyer as follows and acknowledge that the Buyer is relying on such representations and warranties in entering into this Agreement:

(a) The Seller 1 is duly existing, organized and validly subsisting under the laws of its applicable jurisdiction and is qualified and licensed to carry on business in its respective jurisdiction.

(b) The Target Company 1 is duly existing, organized and validly subsisting under the laws of its applicable jurisdiction and is qualified and licensed to carry on business in its respective jurisdiction.

(c) The Seller 1 makes no representations and warrants as to the Local Branch 1, its valid subsistence or its qualifications and licenses to carry on business, the Buyer acknowledging and agreeing that it has conducted its own due diligence in this regard.

(d) The Seller 1 has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and the execution, delivery and performance of this Agreement and the agreements, instruments and documents contemplated herein does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under any indenture, agreement, Contract or other instrument whatsoever to which the Seller 1 is a party or by which the Seller 1 is bound and does not contravene any Applicable Laws.

(e) This Agreement has been duly executed and delivered by the Seller 1 and is a valid agreement of the Seller 1, binding upon and enforceable against the Seller 1 in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court.

(f) None of the Seller 1, the Target Company 1 or the Local Branch 1 has committed an act of bankruptcy, is insolvent or is not able to meet its obligations as they come due, has proposed a compromising arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise, arrangement or reorganization, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed in respect of any part of its assets, has had any encumbrancer take possession of any of its property or has had any execution or distress become enforceable or become levied upon any of its property.

(g) Save and except for the Tax Matter (which is as against the Local Branch 1): (i) there are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Knowledge of the Seller 1, threatened against the Seller 1 or the Target Company 1; and (ii) there are no judgments which remain unsatisfied against the Seller 1 or the Target Company 1 or consent decrees or injunctions to which the Seller 1 or the Target Company 1 is a party; and (iii) there are no investigations, actions, suits or proceedings at Applicable Law or in equity or by or before any governmental entity now pending or, to the Knowledge of the Seller 1, threatened against or affecting the Seller 1 or the Target Company 1 or their respective properties or assets and, to the Knowledge of the Seller 1, save and except for the Tax Matter (which is as against the Local Branch 1) there is no ground on which any such action, suit or proceeding might be commenced. The Seller 1 makes no representations and warrants as to the Local Branch 1 in this Section, the Buyer acknowledging and agreeing that it has conducted its own due diligence in regard to the Local Branch 1 and matters which are covered by this Section as pertains to the Seller 1 and the Target Company 1.

(h) The Seller 1 is the registered and beneficial owner of the Target Company 1 Shares free and clear of all Encumbrances and the Seller 1 has the right to exercise all voting rights over such Target Company 1 Shares. None of the Target Company 1 Shares is subject to any voting trust, shareholder agreement or voting agreement. The Target Company 1 Shares are validly issued and fully paid up. On Closing the Seller 1 will convey to the Buyer good, valid and marketable title to the Target Company 1 Shares and the Target Company 1 Shares will be owned or held by the Buyer as the registered and beneficial owner of record, free and clear of all Encumbrances. No Person has any written or oral agreement or option or any right or privilege or any other commitment (whether by Applicable Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller 1 of any of the Target Company 1 Shares including without limitation, Convertible Securities. The Target Company 1 is authorized to issue 10,000,000 shares of one class with a par value of $1.00 each, of which 10,000,000 ordinary shares in the Target Company 1 are in issue as of the Execution Date, all of which are held by the Seller 1.

(i) This Agreement is made with in reliance upon the Seller 1’s representation to the Buyer, which by its execution of this Agreement, it hereby confirms, that the Initial Consideration Shares and the Liquidity Event Shares to be acquired by the Seller 1 will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller 1 has no current intention of selling, granting any participation in, or otherwise distributing the same.

(j) The Local Branch 1 owns all of the Subject Assets of Target Company 1 free and clear of any and all Encumbrances, save and except for Permitted Encumbrances. No Person has any right, royalty earn-in, or other interest whatsoever, or, any agreement or commitment to acquire any such interest, in the Berlin Concessions or in any production or profits from the Berlin Concessions. No shareholder agreement, investment agreement or any other agreement exists to which the Target Company 1 or the Local Branch 1 is a party or which is binding on the Target Company 1 or the Local Branch 1 that affects or impedes the ability of the owner of the Berlin Concessions to conduct exploration or development activities thereon. Neither the Target Company 1 nor the Local Branch 1 is a party to any outstanding agreements or options to acquire or purchase the Subject Assets of Target Company 2 or any interest therein.

(k) Save and except for the Tax Matter and the Berlin Concessions Title Matter (which both pertain to the Local Branch 1), the Target Company 1 is in compliance in all material respects with Applicable Laws in connection with the Subject Assets of Target Company 1 and the conduct of its operations, except where such failure would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller 1 makes no representations and warrants as to the Local Branch 1 in this Section, the Buyer acknowledging and agreeing that it has conducted its own due diligence in regard to the Local Branch 1 and matters which are covered by this Section as pertains to the Seller 1 and the Target Company 1.

(l) Neither the Target Company 1 nor the Local Branch 1 currently has any employees or subsidiaries.

(m) Given the Tax Matter, the Seller 1 makes no representation and warranty regarding the filing of Tax returns of the Target Company 1 or the Local Branch 1 or the payment of Taxes by the Target Company 1 or the Local Branch 1. The Buyer acknowledges and agrees that it has conducted its own due diligence in regard to the Tax Returns and Taxes of the Target Company 1 and the Local Branch 1.

(n) Neither the Target Company 1 nor the Local Branch 1 has engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect its operations, property, assets or financial condition.

(o) Except: (i) for the Tax Matter and the Berlin Concessions Title Matter; and (ii) pursuant to or in connection with this Agreement and the transactions contemplated hereby; neither the Target Company 1 nor the Local Branch 1 has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise relating to or affecting Subject Assets of Target Company 1, the Target Company 1 or the Local Branch 1 and neither the Target Company 1 or the Local Branch 1 is party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract with respect to the obligations, liabilities or indebtedness of any person relating to or affecting the Subject Assets of Target Company 1, the Target Company 1 or the Local Branch 1.

(p) Neither the Target Company 1 nor the Local Branch 1 is a party to any Contract, commitment or agreement, and none of the Target Company 1 or the Local Branch 1 or any of their respective properties and assets are subject to or bound or affected by any charter, bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent the Seller 1 from entering into this Agreement or from consummating the sale contemplated hereby.

(q) The Seller 1 is not aware of any infringement by either the Target Company 1 or the Local Branch 1 of any registered patent, trademark or copyright or other Intellectual Property rights of third Persons.

(r) The Seller 1 has not committed to take or been alleged to have taken any action which would cause the Seller 1 to be in violation of Anti-Bribery and Anti-Corruption Laws or any Applicable Laws of similar effect of any other jurisdiction, and to the Knowledge of the Seller 1, no such action has been taken by any of the Representatives of the Seller 1 or other Persons acting on behalf of the Seller 1.

(s) The Seller 1’s residential addresses is as set out herein and the Seller 1 is not a non-resident of Canada within the meaning of the Tax Act.

(t) The Seller 1 has disclosed the existence of, and made available for review by the Buyer, the Books and Records of the Target Company 1 and the Local Branch 1. Such Books and Records are complete and accurate in all material respects.

(u) Neither the Target Company 1 nor the Local Branch 1 has declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital.

(v) The Seller 1 has not engaged any finder, broker, agent or other Person in a comparable capacity in connection with the transactions contemplated by this Agreement. There are no Contracts, agreements or understandings with the Seller 1 that would give rise to a valid claim against the Buyer, the Target Company 1 or the Local Branch 1 for a commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

3.3 Representations and Warranties of the Seller 2

The Seller 2 hereby represents and warrants to the Buyer as follows and acknowledge that the Buyer is relying on such representations and warranties in entering into this Agreement:

(a) The Seller 2 is duly existing, organized and validly subsisting under the laws of its applicable jurisdiction and is qualified and licensed to carry on business in its respective jurisdiction.

(b) The Target Company 2 is duly existing, organized and validly subsisting under the laws of its applicable jurisdiction and is qualified and licensed to carry on business in its respective jurisdiction.

(c) The Seller 2 makes no representations and warrants as to the Local Branch 2, its valid subsistence or its qualifications and licences to carry on business, the Buyer acknowledging and agreeing that it has conducted its own due diligence in this regard.

(d) The Seller 2 has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and the execution, delivery and performance of this Agreement and the agreements, instruments and documents contemplated herein does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under any indenture, agreement, Contract or other instrument whatsoever to which the Seller 2 is a party or by which the Seller 2 is bound and does not contravene any Applicable Laws.

(e) This Agreement has been duly executed and delivered by the Seller 2 and is a valid agreement of the Seller 2, binding upon and enforceable against the Seller 2 in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court.

(f) None of the Seller 2, the Target Company 2 or the Local Branch 2 has committed an act of bankruptcy, is insolvent or is not able to meet its obligations as they come due, has proposed a compromising arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise, arrangement or reorganization, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed in respect of any part of its assets, has had any encumbrancer take possession of any of its property or has had any execution or distress become enforceable or become levied upon any of its property.

(g) There are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Knowledge of the Seller 2, threatened against the Seller 2 or the Target Company 2 and there are no judgments which remain unsatisfied against the Seller 2, the Target Company 2 or consent decrees or injunctions to which the Seller 2 or the Target Company 2 is a party. There are no investigations, actions, suits or proceedings at Applicable Law or in equity or by or before any governmental entity now pending or, to the Knowledge of the Seller 2, threatened against or affecting the Seller 2 or the Target Company 2 or their respective properties or assets and, to the Knowledge of the Seller 2, there is no ground on which any such action, suit or proceeding might be commenced. The Seller 2 makes no representations and warrants as to the Local Branch 2 in this Section, the Buyer acknowledging and agreeing that it has conducted its own due diligence in regard to the Local Branch 2 and matters which are covered by this Section as pertains to the Seller 2 and the Target Company 2.

(h) The Seller 2 is the registered and beneficial owner of the Target Company 2 Shares free and clear of all Encumbrances and the Seller 2 has the right to exercise all voting rights over such Target Company 2 Shares. None of the Target Company 2 Shares is subject to any voting trust, shareholder agreement or voting agreement. The Target Company 2 Shares are validly issued and fully paid up. On Closing the Seller 2 will convey to the Buyer good, valid and marketable title to the Target Company 2 Shares and the Target Company 2 Shares will be owned or held by the Buyer as the registered and beneficial owner of record, free and clear of all Encumbrances. No Person has any written or oral agreement or option or any right or privilege or any other commitment (whether by Applicable Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller 2 of any of the Target Company 2 Shares including without limitation, Convertible Securities. The Target Company 2 is authorized to issue 50,000 shares of one class with a par value of $1.00 each, of which 1 share in Target Company 2 is in issue as of the Execution Date, which is held by the Seller 2.

(i) The Local Branch 2 owns all of the Subject Assets of Target Company 2 free and clear of any and all Encumbrances, save and except for Permitted Encumbrances. No Person has any right, royalty earn-in, or other interest whatsoever, or, any agreement or commitment to acquire any such interest, in the Concession Applications or in any production or profits from the Concession Applications. No shareholder agreement, investment agreement or any other agreement exists to which the Target Company 2 or the Local Branch 2 is a party or which is binding on the Target Company 2or the Local Branch 2. Neither the Target Company 2 nor the Local Branch 2 is a party to any outstanding agreements or options to acquire or purchase the Subject Assets of Target Company 2 or any interest therein.

(j) The Target Company 2 is in compliance in all material respects with Applicable Laws in connection with the Subject Assets of Target Company 2 and the conduct of its operations, except where such failure would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller 2 makes no representations and warrants as to the Local Branch 2 in this Section, the Buyer acknowledging and agreeing that it has conducted its own due diligence in regard to the Local Branch 2 and matters which are covered by this Section as pertains to the Seller 2 and the Target Company 2.

(k) Neither the Target Company 2 nor the Local Branch 2 currently has any employees or subsidiaries.

(l) The Seller 2 makes no representation and warranty regarding the filing of Tax returns of the Target Company 2 or the Local Branch 2 or the payment of Taxes by the Target Company 2 or the Local Branch 2. The Buyer acknowledges and agrees that it has conducted its own due diligence in regard to the Tax Returns and Taxes of the Target Company 2 and the Local Branch 2.

(m) Neither the Target Company 2 nor the Local Branch 2 has engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect its operations, property, assets or financial condition.

(n) Except pursuant to or in connection with this Agreement and the transactions contemplated hereby, neither the Target Company 2 nor the Local Branch 2 has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise relating to or affecting Subject Assets of Target Company 2, the Target Company 2 or the Local Branch 2 and neither the Target Company 2 nor the Local Branch 2 is party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract with respect to the obligations, liabilities or indebtedness of any person relating to or affecting the Subject Assets of Target Company 2, the Target Company 2 or the Local Branch 2.

(o) Neither the Target Company 2 nor the Local Branch 2 is a party to any Contract, commitment or agreement, and none of the Target Company 2 or the Local Branch 2 or any of their respective properties and assets are subject to or bound or affected by any charter, bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent the Seller 2 from entering into this Agreement or from consummating the sale contemplated hereby.

(p) The Seller 2 is not aware of any infringement by either the Target Company 2 or the Local Branch 2 of any registered patent, trademark or copyright or other Intellectual Property rights of third Persons.

(q) The Seller 2 has not committed to take or been alleged to have taken any action which would cause the Seller 2 to be in violation of Anti-Bribery and Anti-Corruption Laws or any Applicable Laws of similar effect of any other jurisdiction, and to the Knowledge of the Seller 2, no such action has been taken by any of the Representatives of the Seller 2 or other Persons acting on behalf of the Seller 2.

(r) The Seller 2’s residential addresses is as set out herein and the Seller 2 is not a non-resident of Canada within the meaning of the Tax Act.

(s) The Seller 2 has disclosed the existence of, and made available for review by the Buyer, the Books and Records of the Target Company 2 and the Local Branch 2 1. Such Books and Records are complete and accurate in all material respects.

(t) Neither the Target Company 2 nor the Local Branch 2 has declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital.

(u) The Seller 2 has not engaged any finder, broker, agent or other Person in a comparable capacity in connection with the transactions contemplated by this Agreement. There are no Contracts, agreements or understandings with the Seller 2 that would give rise to a valid claim against the Buyer, the Target Company 2 or the Local Branch 2 for a commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

4. COVENANTS

4.1 Actions to Satisfy Covenants

(a) The Buyer covenants to take all such actions as are within its powers to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Sections 5.1, 5.3 and 5.4, including ensuring that during the Interim Period there is no breach of any of its representations and warranties.

(b) The Seller 1 covenants to take all such actions as are within its power to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Sections 5.1 and 5.2, including ensuring that during the Interim Period there is no breach of any of its representations and warranties.

(c) The Seller 2 covenants to take all such actions as are within its power to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Sections 5.1 and 5.2, including ensuring that during the Interim Period there is no breach of any of its representations and warranties.

4.2 Interim Period

(a) During the Interim Period, the Buyer shall not take any action that if taken prior to the Execution Date would have caused any representation and warranty of the Buyer herein to be incorrect in any material respect.

(b) During the Interim Period, the Seller 1 shall not take any action that if taken prior to the Execution Date would have caused any representation and warranty of the Seller 1 herein to be incorrect in any material respect.

(c) During the Interim Period, the Seller 2 shall not take any action that if taken prior to the Execution Date would have caused any representation and warranty of the Seller 2 herein to be incorrect in any material respect.

4.3 Required Regulatory Approvals

(a) Promptly after the Execution Date, the Buyer will use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable in order for the Buyer to fulfil its obligations under this Agreement.

(b) Promptly after the Execution Date, the Seller 1 will use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable in order for the Seller 1 to fulfil its obligations under this Agreement.

(c) Promptly after the Execution Date, the Seller 2 will use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable in order for the Seller 2 to fulfil its obligations under this Agreement.

(d) During the Interim Period each of the Parties shall use best efforts to avoid, oppose, or seek to have lifted or rescinded, any application for, or any resulting injunction or restraining or other order seeking to stop, or that otherwise adversely affects its ability to consummate the transactions contemplated by this Agreement.

4.4 Interim Period Conduct of Business of the Target Company 1 and the Local Branch 1

During the Interim Period, the Seller 1 covenants and agrees that, without the prior written consent of the Buyer or as specifically contemplated by this Agreement, the Seller 1 will not authorize any of actions below with respect to either the Target Company 1 or the Local Branch 1 (and for certainty, none of the following restrictions will apply with respect to the Seller 1 or any of its other subsidiaries):

(a) entering into, modifying or terminating any Contract;

(b) cancelling or waiving any material claims or rights;

(c) (i) amending or modifying the charter documents of the Target Company 1; (ii) altering the terms and conditions of the Target Company 1 shares or any other securities (including any share split or conversion or exchange of securities for other securities or property) of the Target Company 1; or (iii) creating, authorizing or agreeing to issue or grant any Target Company 1 shares or other securities convertible into or exchangeable or exercisable for Target Company 1 shares;

(d) acquiring any new business, or discontinuing or ceasing to operate all or a part of its business;

(e) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any Subject Assets of Target Company 1, Target Company 1 shares or other securities convertible into or exchangeable or exercisable for Target Company 1 shares, it being understood and agreed that the Seller 1 shall not be in breach of this Section if any part or parts of the Berlin Concessions are revoked by requisite Governmental Authorities, given their status as at the Execution Date;

(f) hiring, retaining or engaging any employees;

(g) making any material change in its methods of accounting, except as required by IFRS, or other than as contemplated by this Agreement, removing any auditor or director;

(h) incurring any indebtedness for borrowed money or granting any Encumbrances over the Subject Assets of Target Company 1;

(i) making any loans or advances to any person or assuming, guaranteeing or otherwise becoming liable with respect to the Liabilities of any other Person;

(j) discharging any obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds CDN$50,000;

(k) (i) settling, offering or proposing to settle, compromise, assign or release any material Proceeding brought against the Target Company 1 or the Local Branch 1; or (ii) setting, offering or proposing to settle, compromise, assign or release any material Proceeding brought by the Target Company 1 or the Local Branch 1;

(l) entering into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another person;

(m) declaring, making, setting aside or paying any dividend or distribution, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of, or other equity or voting interest in the Target Company 1 or repaying any intercompany loans;

(n) making any bonus or profit-sharing distribution or similar payment of any kind or declaring or paying any dividends;

(o) soliciting, encouraging, or entering into a letter of intent, contract or other agreement with any Person concerning any offer to purchase, directly or indirectly, any shares, securities or other interests or all or substantially all of the Subject Assets of Target Company 1 or the Target Company 1 shares including any joint venture or royalty transaction or similar arrangement, or any other business combination, or initiating or participating in any discussions or negotiations with any Person with respect to any such transactions or similar transactions;

(p) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing; and

(q) attempting or agreeing to do any of the foregoing matters listed in subsections (a) through (p) above, as applicable.

4.5 Interim Period Conduct of Business of the Target Company 2 and the Local Branch 2

During the Interim Period, the Seller 2 covenants and agrees that, without the prior written consent of the Buyer or as specifically contemplated by this Agreement, the Seller 2 will not authorize any of actions below with respect to either the Target Company 2 or the Local Branch 2 (and for certainty, none of the following restrictions will apply with respect to the Seller 2 or any of its other subsidiaries):

(a) entering into, modifying or terminating any Contract;

(b) cancelling or waiving any material claims or rights;

(c) (i) amending or modifying the charter documents of the Target Company 2; (ii) altering the terms and conditions of the Target Company 2 shares or any other securities (including any share split or conversion or exchange of securities for other securities or property) of the Target Company 2; or (iii) creating, authorizing or agreeing to issue or grant any Target Company 2 shares or other securities convertible into or exchangeable or exercisable for Target Company 2 shares;

(d) acquiring any new business, or discontinuing or ceasing to operate all or a part of its business;

(e) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any Subject Assets of Target Company 2, Target Company 2 shares or other securities convertible into or exchangeable or exercisable for Target Company 2 shares, it being understood and agreed that the Seller 2 shall not be in breach of this Section if any part or parts of the Concession Applications are not granted;

(f) hiring, retaining or engaging any employees;

(g) making any material change in its methods of accounting, except as required by IFRS, or other than as contemplated by this Agreement, removing any auditor or director;

(h) incurring any indebtedness for borrowed money or granting any Encumbrances over the Subject Assets of Target Company 2;

(i) making any loans or advances to any person or assuming, guaranteeing or otherwise becoming liable with respect to the Liabilities of any other Person;

(j) discharging any obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds CDN$50,000;

(k) (i) settling, offering or proposing to settle, compromise, assign or release any material Proceeding brought against the Target Company 2 or the Local Branch 2; or (ii) setting, offering or proposing to settle, compromise, assign or release any material Proceeding brought by the Target Company 2 or the Local Branch 2;

(l) entering into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another person;

(m) declaring, making, setting aside or paying any dividend or distribution, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of, or other equity or voting interest in the Target Company 2 or repaying any intercompany loans;

(n) making any bonus or profit-sharing distribution or similar payment of any kind or declaring or paying any dividends;

(o) soliciting, encouraging, or entering into a letter of intent, contract or other agreement with any Person concerning any offer to purchase, directly or indirectly, any shares, securities or other interests or all or substantially all of the Subject Assets of Target Company 2 or the Target Company 2 shares including any joint venture or royalty transaction or similar arrangement, or any other business combination, or initiating or participating in any discussions or negotiations with any Person with respect to any such transactions or similar transactions;

(p) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing; and

(q) attempting or agreeing to do any of the foregoing matters listed in subsections (a) through (p) above, as applicable.

4.6 Interim Period Conduct of Business of the Buyer

During the Interim Period, the Buyer covenants and agrees that, without the prior written consent of the Sellers or as specifically contemplated by this Agreement, the Buyer will not authorize any of the actions listed below:

(a) (i) amending or modifying the charter documents of the Buyer; (ii) altering the terms and conditions of the Buyer shares or securities (including any share split or conversion or exchange of securities for other securities or property); or (iii) creating, authorizing or agreeing to issue or grant any Buyer shares or securities convertible into or exchangeable or exercisable for Buyer shares;

(b) not paying within the time prescribed by Applicable Law the proper amount of any Taxes due and payable, including any instalments of Taxes;

(c) (i) settling, offering or proposing to settle, compromise, assign or release any material Proceeding brought against the Buyer; or (ii) setting, offering or proposing to settle, compromise, assign or release any material Proceeding brought by the Buyer;

(d) entering into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another person with respect to the Target Company 1 shares, the Target Company 2 Shares, the Berlin Concessions or the Concession Applications;

(e) declaring, making, setting aside or paying any dividend or distribution, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of, or other equity or voting interest in the Buyer or repaying any intercompany loans;

(f) soliciting, encouraging, or entering into a letter of intent, contract or other agreement with any Person concerning any offer to purchase, directly or indirectly, any shares, securities or other interests or all or substantially all of the Buyer shares including any joint venture or royalty transaction or similar arrangement, or any other business combination, or initiating or participating in any discussions or negotiations with any Person with respect to any such transactions or similar transactions;

(g) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing; and

(h) attempting or agreeing to do any of the foregoing matters listed in subsections (a) through (h) above, as applicable.

5. CONDITIONS OF CLOSING

5.1 Mutual Conditions of Closing

The completion of the Closing is subject to the following conditions for the mutual benefit of the Buyer and the Sellers to be fulfilled or performed, unless otherwise stated, at or prior to the Closing:

(a) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

The condition contained in this Section 5.1 may be waived in whole or in part by the mutual agreement of the Buyer and the Sellers without prejudice to any Indemnity Claim either of them may have for breach of covenant, representation or warranty.

5.2 Conditions of Closing in Favour of the Buyer

The completion of the Closing is subject to the following conditions for the exclusive benefit of the Buyer, to be fulfilled or performed, unless otherwise stated, at or prior to the Closing:

(a) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller 1, the Target Company 1 or the Local Branch 1 at or before the Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of the Seller 1 dated the Closing Date to that effect will have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer acting reasonably;

(b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller 2, the Target Company 2 or the Local Branch 2 at or before the Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of the Seller 2 dated the Closing Date to that effect will have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer acting reasonably;

(c) the Seller 1 shall have tendered the Closing deliverables required to be delivered to the Buyer pursuant to Section 6.4;

(d) the Seller 2 shall have tendered the Closing deliverables required to be delivered to the Buyer pursuant to Section 6.5;

(e) no Material Adverse Effect that was not in existence as at the Execution Date shall have occurred with respect to the Target Company 1 or the Local Branch 1; and

(f) no Material Adverse Effect that was not in existence as at the Execution Date shall have occurred with respect to the Target Company 2 or the Local Branch 2.

Any condition contained in this Section 5.2 may be waived in whole or in part by the Buyer without prejudice to any claim the Buyer may have for breach of covenant, representation or warranty.

5.3 Conditions of Closing in Favour of the Seller 1

The completion of the Closing is subject to the following conditions for the exclusive benefit of the Seller 1 to be fulfilled or performed, unless otherwise stated, at or prior to the Closing:

(a) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of a director or senior officer of the Buyer dated the Closing Date to that effect will have been delivered to the Seller 1, such certificates to be in form and substance satisfactory to the Seller 1, acting reasonably;

(b) the Buyer shall have tendered the Closing deliverables required to be delivered to the Seller 1 pursuant to Section 6.3;

(c) the Buyer shall have appointed Trumbull Fisher, or such other nominee as determined by Seller 2, to its board of directors and Trumbull Fisher or such other nominee, as the case may be, shall be satisfied, acting reasonably, that the Buyer has appropriate and reasonable insurance policies and indemnification agreements in place to protect its directors and officers; and

(d) no Material Adverse Effect shall have occurred with respect to the Buyer.

Any condition contained in this Section 5.3 may be waived in whole or in part by the Seller 1 without prejudice to any Indemnity Claim the Seller 1 may have for any breach of covenant, representation or warranty.

5.4 Conditions of Closing in Favour of the Seller 2

The completion of the Closing is subject to the following conditions for the exclusive benefit of the Seller 2 to be fulfilled or performed, unless otherwise stated, at or prior to the Closing:

(a) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of a director or senior officer of the Buyer dated the Closing Date to that effect will have been delivered to the Seller 2, such certificates to be in form and substance satisfactory to the Seller 2, acting reasonably;

(b) the Buyer shall have tendered the Closing deliverables required to be delivered to the Seller 2 pursuant to Section 6.3; and

(c) no Material Adverse Effect shall have occurred with respect to the Buyer.

Any condition contained in this Section 5.4 may be waived in whole or in part by the Seller 2 without prejudice to any Indemnity Claim the Seller 2 may have for any breach of covenant, representation or warranty.

6. CLOSING ARRANGEMENTS

6.1 Closing Date

The Closing will occur on the Closing Date at 10:00 a.m. (Toronto time) at the Toronto offices of Cassels Brock & Blackwell LLP or at such other place, time and date as the Parties may mutually agree. Notwithstanding the foregoing, in lieu of a physical closing, the Parties agree that the Closing may take place on the Closing Date on the exchange of solicitors’ undertakings which will involve each Party’s solicitor delivering to his or her counterpart all required documentation and payments, to be held in escrow and not released until all such documentation has been executed and delivered and all conditions have been satisfied and each Party’s solicitor has authorized in writing that the escrow is to be terminated.

6.2 Preparation of Closing Documents and Delivery of Consideration

(a) On the Closing Date, the Seller 1 will prepare, or cause to be prepared, and deliver to the Buyer the closing documents listed in Section 6.4, previously approved by the Buyer, acting reasonably.

(b) On the Closing Date, the Seller 2 will prepare, or cause to be prepared, and deliver to the Buyer the closing documents listed in Section 6.5, previously approved by the Buyer, acting reasonably.

(c) On the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller 1 the closing documents listed in Section 6.3, previously approved by the Seller 1, acting reasonably.

(d) On the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller 2 the closing documents listed in Section 6.3, previously approved by the Seller 2, acting reasonably.

(e) On the Closing Date, the Buyer will: (i) deliver the Initial Cash Consideration; and (ii) issue and deliver the Initial Consideration Shares to the Seller 1, in each case in accordance with Schedule B or as otherwise directed in writing prior to the Closing Date.

6.3 Buyer Closing Documents

The Buyer will deliver or cause the following documents, duly executed by the Buyer to be delivered to the Sellers all at the Closing:

(a) a certified copy of the constating documents of the Buyer and the resolutions of the board of directors of the Buyer approving the entering into this Agreement and the completion of the transactions contemplated by this Agreement including without limitation, the issuance of the Initial Consideration Shares and the Liquidity Event Shares (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement);

(b) the certificate required under Section 5.3(a);

(c) a certificate from the Buyer stating that the representations and warranties of the Buyer set forth in Section 3.1 are true and correct as if made as of and on the Closing Date, except for representations given as of another specified date;

(d) a certificate of good standing with respect to the Buyer dated no more than one Business Day prior to the Closing Date;

(e) the Royalty Agreement;

(f) the Mining Pledge;

(g) to the extent required by Applicable Law, a consent to act for each director and officer of the Target Company 1, the Target Company 2, the Local Branch 1 and the Local Branch 2, appointed by the Buyer; and

(h) all necessary deeds, conveyances, transfers and assignments and any other instruments necessary or reasonably required to give full force and effect to the Closing.

6.4 The Seller 1’s Closing Documents

The Seller 1 will deliver or cause the following documents, duly executed by the Seller 1 to be delivered to the Buyer at the Closing:

(a) a certified copy of the constating documents of the Seller 1 and the resolutions of the board of directors of the Seller 1 approving the entering into this Agreement and the completion of the transactions contemplated by this Agreement (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement);

(b) a copy of the resolutions of the directors of the Target Company 1 approving:

(i)	the Transfer, and the registration of the Transfer, of all of the Target Company 1 Shares to the Buyer;

(ii)	the updating of the Target Company 1’s register of members to reflect the Buyer as holder of legal title to the Target Company 1 Shares;

(iii)	the acceptance of the resignation of directors and officers referred to below;

(iv)	the appointment of such persons as may be nominated by the Buyer as directors and/or officers of the Target Company 1; and

(v)	the updating of the Target Company 1’s register of directors to reflect (iii) and (iv) above.

(c) the certificate required under Section 5.2(a);

(d) a certificate from the Seller 1 stating that the representations and warranties of the Seller 1 set forth in Section 3.2 are true and correct as if made as of and on the Closing Date;

(e) the Royalty Agreement (also duly executed and delivered by the Target Company 1 and the Local Branch 1);

(f) the Mining Pledge (also duly executed and delivered by the Target Company 1 and the Local Branch 1);

(g) resignations and releases of the resigning nominees of the Seller 1 who are directors and officers of the Target Company 1 and the Local Branch 1;

(h) revocations, cancellations or terminations of any and all powers of attorney granted by the Target Company 1 and the Local Branch 1 in favour of the Seller 1 or its nominees or other Representatives;

(i) a share transfer instrument duly executed for all of the Target Company 1 Shares, together with the original share certificates therefor (if applicable); and

(j) all necessary deeds, conveyances, transfers and assignments and any other instruments necessary or reasonably required to acquire legal and beneficial title to the Target Company 1 Shares from the Seller 1 to the Buyer and all other documents required to be delivered by the Seller 1 on the Closing Date pursuant to the provisions of this Agreement. For clarity, the foregoing shall not include matters related to the good standing of the Local Branch 1or matters that would be required to rectify the Berlin Concessions Title Matter or the Tax Matter.

(k) The Seller 1 shall also procure that the Buyer is entered in the Target Company 1’s register of members as the holder of the Target Company 1 Shares and a copy of the Target Company 1’s register of shareholders certified as true by a director of the Target Company 1 is provided to the Buyer.

6.5 The Seller 2’s Closing Documents

The Seller 2 will deliver or cause the following documents, duly executed by the Seller 2 to be delivered to the Buyer at the Closing:

(a) a certified copy of the constating documents of the Seller 2 and the resolutions of the board of directors of the Seller 2 approving the entering into this Agreement and the completion of the transactions contemplated by this Agreement (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement);

(b) a copy of the resolutions of the directors of the Target Company 2 approving:

(i)	the Transfer, and the registration of the Transfer, of all of the Target Company 2 Shares to the Buyer;

(ii)	the updating of the Target Company 2’s register of members to reflect the Buyer as holder of legal title to the Target Company 2 Shares;

(iii)	the acceptance of the resignation of directors and officers referred to below;

(iv)	the appointment of such persons as may be nominated by the Buyer as directors and/or officers of the Target Company 2; and

(v)	the updating of the Target Company 2’s register of directors to reflect 6.4(b)(iii) and 6.4(b)(iv) above.

(c) the certificate required under Section 5.2(a);

(d) a certificate from the Seller 2 stating that the representations and warranties of the Seller 2 set forth in Section 3.3 are true and correct as if made as of and on the Closing Date;

(e) the Royalty Agreement (also duly executed and delivered by the Target Company 2 and the Local Branch 2);

(f) the Mining Pledge (also duly executed and delivered by the Target Company 2 and the Local Branch 2);

(g) resignations and releases of the resigning nominees of the Seller 2 who are directors and officers of the Target Company 2 and the Local Branch 2;

(h) revocations, cancellations or terminations of any and all powers of attorney granted by the Target Company 2 and the Local Branch 2 in favour of the Seller 2 or its nominees or other Representatives;

(i) a share transfer instrument duly executed for all of the Target Company 2 Shares, together with the original share certificates therefor (if applicable); and

(j) all necessary deeds, conveyances, transfers and assignments and any other instruments necessary or reasonably required to acquire legal and beneficial title to the Target Company 2 Shares from the Seller 2 to the Buyer and all other documents required to be delivered by the Seller 2 on the Closing Date pursuant to the provisions of this Agreement.

(k) The Seller 2 shall also procure that the Buyer is entered in the Target Company 2’s register of members as the holder of the Target Company 2 Shares and a copy of the Target Company 2’s register of shareholders certified as true by a director of the Target Company 2 is provided to the Buyer.

6.6 Registered Agent

(a)	At Closing, or as soon as reasonably practicable thereafter, the Seller 1 shall provide the Registered Agent with a copy of the executed instrument of transfer referred to in Section 6.4(i) and the resolutions referred to in Section 6.4(b) and shall advise the Registered Agent of the transfer of the Target Company 1 Shares under this Agreement and instruct the Registered Agent to update the copy of the Target Company 1’s register of shareholders and directors kept at its registered office.

(b)	The Seller 1 shall procure that the Buyer is recorded by the Registered Agent as the legal and beneficial owner of and client of record with respect to the Target Company 1 Shares and the Target Company 1.

(c)	At Closing, or as soon as reasonably practicable thereafter, the Seller 2 shall provide the Registered Agent with a copy of the executed instrument of transfer referred to in Section 6.5(i) and the resolutions referred to in Section 6.5(b) and shall advise the Registered Agent of the transfer of the Target Company 2 Shares under this Agreement and instruct the Registered Agent to update the copy of the Target Company 2’s register of shareholders and directors kept at its registered office.

(d)	The Seller 2 shall procure that the Buyer is recorded by the Registered Agent as the legal and beneficial owner of and client of record with respect to the Target Company 2 Shares and the Target Company 2.

(e)	The Buyer shall be responsible for supplying to the Registered Agent all necessary identification and due diligence information to enable the Registered Agent to comply with applicable anti-money laundering regulations and procedures.

6.7 Concurrent Requirements

All of the matters of payment and delivery of documents by each Party to the other will be deemed to be concurrent requirements so that nothing is complete until everything has been paid, delivered and registered.

7. TERMINATION

7.1 Termination Prior to Closing

This Agreement may be terminated on or prior to the Time of the Closing:

(a) by the mutual written agreement of the Parties;

(b) by the Buyer upon written notice to the Sellers if the conditions in Section 5.2 are not satisfied (or waived by the Buyer) on or prior to the Outside Date, provided that the right of the Buyer to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Buyer if the Buyer’s failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(c) by the Sellers upon written notice to the Buyer if the conditions in Section 5.3 or Section 5.4 are not satisfied (or waived by the Sellers) on or prior to the Outside Date, provided that the right of the Sellers to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Sellers if either of their failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; or

(d) by any Party if a Governmental Authority has issued or enacted any Applicable Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

7.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2, Article 8, Article 9 through and including Article 11, each of which shall survive such termination) will forthwith become void, there will be no liability on the part of any Party or any of their respective officers or directors to the other Parties and all rights and obligations of each Party will cease, except that nothing herein will relieve a Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty or covenant contained in this Agreement.

7.3 Expenses

Except where otherwise agreed in writing, the Sellers on the first hand and the Buyer on the second hand will bear their own costs and expenses of this Agreement and the transactions herein contained (including finder’s or broker’s fees and commissions) regardless of whether this Agreement and such transactions described herein close.

8. INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants

The representations and warranties of each Party contained in this Agreement and in the certificates to be delivered under Section 6.3(c) , Section 6.4(d) and Section 6.5(d) will not merge on and will survive the Closing and will continue in full force and effect, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Party for the time periods set out in Sections 8.7. The covenants of each Party contained in this Agreement will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement.

8.2 Indemnification by the Seller 1

Subject to the limitations set out elsewhere in this Article, the Seller 1 shall indemnify and save harmless the Buyer from and against all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with:

(a) any inaccuracy or breach by the Seller 1 of any representation or warranty of the Seller 1 contained in this Agreement; and

(b) any breach or non-performance by the Seller 1 of any covenant of the Seller 1 contained in this Agreement.

8.3 Indemnification by the Seller 2

Subject to the limitations set out elsewhere in this Article, the Seller 2 shall indemnify and save harmless the Buyer from and against all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with:

(a) any inaccuracy or breach by the Seller 2 of any representation or warranty of the Seller 2 contained in this Agreement; and

(b) any breach or non-performance by the Seller 2 of any covenant of the Seller 2 contained in this Agreement.

8.4 Indemnification by the Buyer

Subject to the limitations set out elsewhere in this Article, the Buyer shall indemnify and save harmless the Sellers from and against all Losses suffered or incurred by the Sellers as a result of or arising directly or indirectly out of or in connection with:

(a) any inaccuracy or breach by the Buyer of any representation or warranty of the Buyer contained in this Agreement;

(b) any breach or non-performance by the Buyer of any covenant of the Buyer contained in this Agreement; and

(c) any Taxes for which the Buyer, the Target Company 1 and the Local Branch 1 are liable that are Tax Liabilities including as a result of the foreclosure of any Permitted Encumbrance for Taxes not yet due and payable in the Ordinary Course as well as the Taxes that are contemplated in Section 2.4(c) and the Tax Matter.

8.5 Limitation of Liability

(a) The Buyer shall not be entitled to require payment in respect of any Losses pursuant to the indemnities contained in Section 8.2(a) or Section 8.2(b) and the Seller 1 shall not be liable for any indemnity payment under Section 8.2(a) or Section 8.2(b) unless either alone or together with the amount finally agreed or adjudicated to be payable in respect of Losses for which the Buyer would otherwise be entitled to require payment under such indemnities, such Losses exceeds the Minimum Loss Amount, in which event the accumulated aggregate amount of all such Losses may be recovered. The Buyer shall only be entitled to require payment on the indemnities contained in Section 8.2(a) up to the Seller 1’s Maximum Amount. The Buyer shall be entitled to require full payment (without limitation) in respect of the indemnities contained in Section 8.2(b).

(b) The Buyer shall not be entitled to require payment in respect of any Losses pursuant to the indemnities contained in Section 8.3(a) or Section 8.3(b) and the Seller 2 shall not be liable for any indemnity payment under Section 8.3(a) or Section 8.3(b) unless either alone or together with the amount finally agreed or adjudicated to be payable in respect of Losses for which the Buyer would otherwise be entitled to require payment under such indemnities, such Losses exceeds the Minimum Loss Amount, in which event the accumulated aggregate amount of all such Losses may be recovered. The Buyer shall only be entitled to require payment on the indemnities contained in Section 8.3(a) up to the Seller 2’s Maximum Amount. The Buyer shall be entitled to require full payment (without limitation) in respect of the indemnities contained in Section 8.3(b).

(c) The Sellers shall not be entitled to require payment in respect of any Losses pursuant to the indemnities contained in Section 8.4(a) or Section 8.4(b) and the Buyer shall not be liable for any indemnity payment thereunder unless either alone or together with the amount finally agreed or adjudicated to be payable in respect of Losses for which the Sellers would otherwise be entitled to require payment under such indemnities, such Losses exceeds the Minimum Loss Amount, in which event the accumulated aggregate amount of all such Losses may be recovered. The Sellers shall only be entitled to require payment on the indemnities contained in Sections 8.4(a) up to the Buyer’s Maximum Amount. The Sellers shall be entitled to require full payment (without limitation) in respect of the indemnities contained in Section 8.4(b) and 8.4(c).

(d) Nothing in this Section 8.5 applies to a Claim that arises as a result of fraud or dishonesty by a Party or any of their respective officers or employees or that is specifically dealt with in another Section of this Agreement.

(e) For the purposes of determining whether there has been a breach or inaccuracy of any representation or warranty and calculating the amount of any Losses that are the subject matter of a claim for indemnification, any reference to “materiality”, “material adverse change”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded.

(f) The Buyer executes and delivers this Agreement with full knowledge of the Berlin Concessions Title Matter and the Tax Matter and agrees that the Buyer shall not have any right to make a claim for indemnification for Losses in any way arising from, directly or indirectly, the Berlin Concessions Title Matter or the Tax Matter. Moreover, the Buyer acknowledges that it has had the opportunity to conduct due diligence on the Target Company 1, the Local Branch 1, the Target Company 2 and the Local Branch 2 and in no event shall either of the Sellers have any liability in respect of a breach of a representation, warranty or covenant with respect to any of the Target Company 1, the Local Branch 1, the Target Company 2 or the Local Branch 2 under this Agreement if the Buyer knew of such breach as of the Closing Date.

8.6 Notice of Claim

(a) A Party that may be entitled to make a claim for indemnification (a “Claim”) under this Agreement (the “Indemnified Party”) shall give written notification to the other Party (the “Indemnifying Party”) of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, specified in Section 8.7. The Notice of Claim shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”) and shall also specify with reasonable particularity to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

(b) (b) If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 8.6(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it materially prejudiced its rights under Section 8.10 with respect to Third Party Claims.

8.7 Time Limits for Notice of Claim for Breach of Representations and Warranties

(a) The Seller 1 shall not be required to indemnify or save harmless the Buyer pursuant to Section 8.2 unless the Buyer shall have provided to the Seller 1 a Notice of Claim within the following time limits:

(i)	with respect to a Claim for any breach of any of the representations and warranties of the Seller 1 contained in this Agreement involving fraud, at any time after Closing;

(ii)	with respect to a Claim for a breach of any of the representations and warranties of the Seller 1 contained in this Agreement not later than one year after the Closing Date; and

(iii)	with respect to a Claim for indemnification for Losses pursuant to Section 8.2(b) not later than one year after the Closing Date;

(b) The Seller 2 shall not be required to indemnify or save harmless the Buyer pursuant to Section 8.3 unless the Buyer shall have provided to the Seller 2 a Notice of Claim within the following time limits:

(iv)	with respect to a Claim for any breach of any of the representations and warranties of the Seller 2 contained in this Agreement involving fraud, at any time after Closing;

(v)	with respect to a Claim for a breach of any of the representations and warranties of the Seller 2 contained in this Agreement not later than one year after the Closing Date; and

(vi)	with respect to a Claim for indemnification for Losses pursuant to section 8.3(b) not later than one year after the Closing Date;

(c) The Buyer shall not be required to indemnify or save harmless the Sellers pursuant to Section 8.4 unless the Sellers shall have provided to the Buyer a Notice of Claim within the following time limits:

(i)	with respect to a Claim for any breach of any of the representations and warranties of the Buyer contained in this Agreement involving fraud, at any time after Closing;

(ii)	with respect to a Claim for a breach of any of the representations and warranties of the Buyer contained in this Agreement not later than one year after the Closing Date; and

(iii)	with respect to a Claim for indemnification for Losses pursuant to Section 8.4(b) and 8.4(c), at any time after the Closing Date.

8.8 Limitation Periods for Claims for Breach of Representations and Warranties

Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, the period within which an Indemnified Party may commence a proceeding in respect of a Claim for which a Notice of Claim is required to be, and has been, given in accordance with Section 8.6, shall be one year from the last date upon which such Notice of Claim is permitted to be delivered thereunder and any applicable limitation period is hereby so extended to the fullest extent permitted by Applicable Law.

8.9 Direct Claims

(a) With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim together with all such other information as the Indemnifying Party may reasonably request.

(b) If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Person within the 30-day period specified in Section 8.9(a). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 10-day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Person fail to resolve the dispute within that 10-day period, the respective Chief Executive Officers of the Indemnified Person and the Indemnifying Party shall attempt in good faith to resolve the dispute during an additional 10-day period. If the respective Chief Executive Officers of the Indemnified Person and the Indemnifying Party fail to resolve the dispute within that additional 10-day period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement and the prevailing Party shall be entitled to all legal fees, costs, and necessary disbursements in addition to any other relief to which such Party may be entitled.

(c) If the Indemnifying Party fails to respond in writing to the Claim within the 30-day period specified in Section 8.9(a), the Indemnifying Party is deemed to have agreed to the validity and amount of the Claim and shall promptly pay in full the amount of the Claim.

(d) If the Parties agree at or prior to the expiration of the 30-day period specified in Section 8.9(a) (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim.

8.10 Third Party Claims

(a) The Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of any Third Party Claim and if the Indemnifying Party assumes control, it shall reimburse the Indemnified Party for all of the Indemnified Party’s reasonable, documented, out-of-pocket expenses prior to the time the Indemnifying Party assumed control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain one counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Person elects to assume such control, the Indemnifying Person may compromise and settle the Third Party Claim but the Indemnified Party shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent, not to be unreasonably withheld.

(b) The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

(i)	the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(ii)	in the reasonable judgement of the Indemnified Party, such claim involves material reputational risks to the Indemnified Party; or

(iii)	the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim.

(c) If the Indemnified Person assumes control pursuant to Section 8.10, the Indemnified Person may compromise and settle the Third Party Claim but the Indemnifying Party shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent, not to be unreasonably withheld.

(d) If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control.

(e) If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to incur Losses or make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such Losses or make such payment and forthwith after demand by the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, forthwith after the receipt of the difference from the Third Party, the Indemnified Party shall pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security, required by any court, regulatory body or other authority having jurisdiction, including without limitation, for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

(f) If the Indemnifying Party fails to assume control of the defence of any Third Party Claim or defaults in respect of any of its obligations under this Section with respect thereto, the Indemnified Party shall have the exclusive right to contest the amount claimed and may settle and pay the same on 14 days’ prior written notice to the Indemnifying Party and the Indemnifying Party shall thereupon be deemed to have agreed that such settlement is reasonable and may be agreed to by the Indemnified Party and all other Persons liable in respect of the Third Party Claim unless within such 14-day period the Indemnifying Party notifies the Indemnified Party that it is assuming or reassuming control of such defence and thereafter assumes or reassumes such control and does not default.

(g) The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.11 Adjustments

(a) The amount of any Losses for which indemnification is provided in this Article will be adjusted to take into account any Tax benefit or other benefit actually realized by the Indemnified Party by reason of the Losses for which indemnification is so provided. Any such Tax benefit or other benefit will be taken into account at such time as it is received by the Indemnified Party.

(b) In determining the amount of any Losses under this Article, such Losses will be increased to take into account any Tax actually incurred by the Indemnified Party as a result of the matter giving rise to such Losses or as a result of the receipt of any indemnity payment hereunder.

(c) The amount of the Claim by the Indemnified Party shall be reduced by any amount actually recovered by the Indemnified Party (net of all reasonable out of pocket costs and expenses incurred in doing so, any Tax paid or payable on the amount recovered and any increase in insurance premiums).

(d) If, after an Indemnifying Party has made a payment in respect of a Claim, an Indemnified Party recovers from or is paid by another Person any amount in respect of the Losses that gave rise to the Claim, the Indemnified Party shall promptly, and in any event within 10 Business Days, pay to the Indemnifying Party, the lesser of: (i) the amount of the Loss that was recovered or paid; and (ii) the amount paid by the Indemnifying Party to the Indemnified Party in respect of the Claim, in either case net of all reasonable out of pocket costs, expenses incurred in obtaining the recovery or payment and any Tax paid or payable as a result of receiving such recovery or payment and any increase in insurance premiums.

(e) Any indemnity payment made under this Article, including pursuant to Section 8.8(d), shall be treated by the Sellers and the Buyer, as an adjustment to the purchase price for the Target Company 1 Shares.

8.12 Exclusivity

No Party may make any claim for damages in respect of this Agreement or any agreement, certificate or other document delivered pursuant hereto, or in respect of any breach or termination thereof, against another Party except by making a Claim pursuant to and in accordance with this Agreement

9. RELATIONSHIP AND OTHER RIGHTS

9.1 Relationship of Parties

Save and except as otherwise specifically provided herein, the rights, privileges, duties, obligations and Liabilities, as between the Parties shall be separate and not joint or collective and nothing herein contained unless expressly provided to the contrary, shall be construed as creating a partnership, an association, agency or a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability.

9.2 Other Opportunities

Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Parties or inviting or allowing the other Parties to participate therein. None of the Parties shall be under any fiduciary or other duty to the other Parties which shall prevent them from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement. The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of the Parties.

10. CONFIDENTIALITY

10.1 Confidentiality

All Confidential Information (whether Business Information or Party Information) received or generated by a Party as a result of or in connection with this Agreement, shall be confidential, shall be treated as confidential and shall not be disclosed to any other Person without the prior written consent of the Sellers (for disclosures by the Buyer), or the Buyer (for disclosures by the Sellers) unless required by Law or by a Governmental Authority having jurisdiction. For the purposes of this Section, the Seller 1 and the Seller 2 are treated as one Party.

10.2 Permitted Disclosures

(a) The consent required by Section 10.1 shall not apply to a disclosure: (i) by a Party to its directors or officers, or the directors, officers, partners or employees of any financial, accounting, legal and professional advisors of such Party and its Affiliates, as well as to a Representative that has a bona fide need to be informed and who is bound by the same confidentiality provisions set out in this Article 10; (ii) by a Party to a Person providing debt or equity financing or funding to the Party; (iii) to the extent not prohibited by this Agreement, by a Party to any Person that is proposing to acquire control of the Party by way of a take-over bid, the sale by the Party of all or substantially all of its assets or business, or the acquisition, amalgamation, arrangement, merger, or combination of the Party with or into any other Person; or (iv) by a Party for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement, provided that in the case of disclosure of Confidential Information contemplated under subsections (ii) and (iii) above, prior to receiving any such Confidential Information, the recipient enters into a confidentiality agreement with the disclosing Party pursuant to which the recipient provides a confidentiality undertaking to maintain the confidentiality of the Confidential Information in a manner consistent with this Agreement.

(b) Only such Confidential Information as any recipient Person shall have a legitimate business need to know shall be disclosed. In no event shall any Party Information of the non-disclosing Party be disclosed to any Person.

(c) The provisions of this Article 10 shall continue to apply to each Party notwithstanding any termination of this Agreement. Neither Party shall be liable to the disclosing Party or any other Person in respect of any interpretations, opinions, findings, conclusions or other factual or non-factual information included by the disclosing Party in any report or other document provided to another Person, whether included by negligence or otherwise. Each disclosing Party shall indemnify and save harmless the other Party from and against all Losses actually incurred by the other Party in respect of the release by the disclosing Party of such information to third Persons, irrespective of whether such release was consented to by such other Party.

10.3 Disclosure Required by Law or Governmental Authority

Prior to any disclosure of Confidential Information under Section 10.2 required by Applicable Law or by a Governmental Authority having jurisdiction, the disclosing Party shall, to the extent permitted by Applicable Law, give the other Party least five Business Days prior written notice (unless less time is permitted by such Applicable Laws or Governmental Authority) of the content and timing of such disclosure and, shall not make such disclosure without the consent of the other Party, which consent shall not be unreasonably delayed, withheld, or conditioned. The disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including without limitation, obtaining protective orders and supporting the other Party in intervention in any proceeding.

Notwithstanding anything else in this Section 10.3, the Parties acknowledge and agree that if the other Party (the “Filing Party”) is required to file this Agreement or on SEDAR under Applicable Laws, the Filing Party may file a redacted form of such agreement subject to such reasonable redactions as the other Party may request, provided that such redactions are permitted under Applicable Laws. Any provision of this Agreement that has been so redacted shall continue to constitute Confidential Information for purposes of this Agreement and this Section 10.3, provided however that if any securities regulatory authority subsequently requires the Filing Party to disclose any such redacted information or such redacted information shall otherwise become publicly available pursuant to Applicable Laws: (i) such redacted information shall cease to be Confidential Information upon such disclosure; and (ii) neither the Filing Party nor its Affiliates shall be in breach or violation of this Agreement with respect thereto. Each Party agrees that prior to filing any version of this Agreement with any securities regulatory authority, the Filing Party shall provide the other Party with a reasonable opportunity to review and comment on all documents to be submitted in connection with such filing and shall consider in good faith the comments, if any, provided by the Filing Party in respect of such documents, provided that any decision regarding redactions will ultimately be determined by the Filing Party acting reasonably.

10.4 Return of Party Information

Each Party agrees that upon written request by any other Party it will:

(a) promptly, and in any event within 10 Business Days of receipt of such request, return all Party Information that it or its Representatives may have in their possession or control belonging to the requesting Party and all copies thereof, to the requesting Party and require each of its Representatives to do likewise; and

(b) certify in writing that it and its Representatives have permanently returned, and deleted all electronic versions of, any Party Information of the requesting Party, and all copies thereof that it or its Representatives may have or had in their possession or control.

11. GENERAL

11.1 Notices

All notices, requests, demands or other communications which by the terms hereof are permitted or required to be given by any Party to the other Parties shall be given in writing by personal delivery or by email, addressed to such other Party or delivered to such other Parties as follows:

To the Sellers at or c/o:

Green Shift Commodities Ltd.
401-217 Queen Street West
Toronto ON M5V 0R2

Attention: Trumbull Fisher
Email: tfisher@greenshiftcommodities.com

With a copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto ON M5H 3C2

Attention: Jamie Litchen
Email: jlitchen@cassels.com

or the Buyer at:

Latam Battery Metals Inc.

150 King St W #200

Toronto, ON M5H 1J9

Attention: Luis Helguera, CEO
Email: luisducassi@hotmail.com

With a copy to (which shall not constitute notice):

TingleMerrett LLP

1250, 639 – 5th Ave. SW

Calgary, AB T2P 0M 9

Attention: Scott Reeves
Email: sreeves@tinglemerrett.com

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on two days’ prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

11.2 Severability

Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable herefrom.

11.3 Governing Law

(a) This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such province. Subject to Section 2.3 (with respect to a Consideration Dispute), the Parties irrevocably agree that the courts of the Province of Ontario are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceedings arising out of or in connection with this Agreement (referred to in this Section as the “Proceedings”) may be brought in such courts. The Parties irrevocably waive and covenant not to raise any objection which they may have now or hereafter to the venue of any Proceedings in any such court, including that the Proceedings have been brought in an inconvenient forum.

(b) Save and except for a Consideration Dispute (which is to be resolved in accordance with the provisions of Section 2.3 and not this Section 11.3(b)), any dispute, controversy or claim in relation to this Agreement, including the existence, interpretation, validity, performance or breach of this Agreement or any matter arising under this Agreement, including whether any matter is subject to arbitration or this Section 11.3(b) (a “Dispute”) must be resolved in accordance with the provisions of this Section 11.3(b). For the purposes of this Section, the Seller 1 and the Seller 2 are treated as one Party.

In the event of any Dispute between the Parties, a Party may give to the other Party a notice (a “Dispute Notice”) specifying the Dispute and requiring its resolution under this Section 11.3(b). If the Dispute is not resolved within 10 Business Days after a Dispute Notice is given to the other Party, then each Party must nominate one representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate using their respective commercially reasonable efforts to attain a resolution of the Dispute. If a Dispute has not been resolved by the Dispute Representatives within 10 Business Days of the date of referral of the Dispute to the Dispute Representatives or such longer period of time as agreed, then a Party may, by notice in writing to the other Party (an “Arbitration Notice”), submit the Dispute to arbitration for determination in accordance with the remaining provisions of this Section 11.3(b). The Parties agree that:

(i)	any Dispute will be finally resolved by arbitration conducted in accordance with the Arbitration Act, except as otherwise provided in this Section 11.3(b);

(ii)	the seat or legal place of the arbitration will be Toronto, Ontario, Canada and the language of the arbitration will be English;

(iii)	all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties, their counsel, Representatives of the Parties who are required to consult or instruct counsel, and witnesses to the extent that they are testifying in the proceedings;

(iv)	any Dispute:

(A) involving amounts of CDN$5.0 million or less must be heard and determined by a single arbitrator and the Parties shall attempt to agree on the identity of, and appoint, the single arbitrator within 10 Business Days after the Arbitration Notice was delivered; and

(B) involving amounts of more than CDN$5.0 million must be heard and determined by three arbitrators and each Party must, within 10 Business Days after the Arbitration Notice was delivered, select one person to act as arbitrator. The two arbitrators so selected must, within five Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(v)	each arbitrator must be a disinterested person who has no connection with either Party or the performance of this Agreement and who is either:

(A) a lawyer that has been a member of the bar of a Canadian province or territory for at least 20 years and who is qualified by education, training and experience to hear and determine matters in the nature of the Dispute; or

(B) a former judge of the Ontario Superior Court of Justice (Commercial List), the Court of Appeal for Ontario, or the Supreme Court of Canada;

(vi)	if a Party fails to appoint an arbitrator as required under Section 11.3(b)(iv)(A) within 10 Business Days after the Arbitration Notice was delivered, or if the arbitrators selected by the Parties pursuant to Section 11.3(b)(iv)(B) are unable or fail to agree upon a third arbitrator within five Business Days of their appointment, then that arbitrator will be appointed by the “designated appointing authority” pursuant to the Arbitration Act;

(vii)	if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then a new arbitrator shall be appointed in the place of the previous arbitrator pursuant to the process set out in this Section 11.3(b), except that the 10 Business Day period provided for in Section 11.3(b)(iv)(A) and 11.3(b)(iv)(B) shall commence on the date that the Parties become aware of the death, resignation, refusal to act, or incapacity of the then-presiding arbitrator;

(viii)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;

(ix)	any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration and not subject to any appeal, except those appeals that the Arbitration Act permits as of right or with leave of the court; and

(x)	judgment on any arbitral award may be entered and enforced in any court of competent jurisdiction.

(c) Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for an interim measure of protection, or for any order for equitable relief explicitly provided for in this Agreement which the arbitrator does not have the jurisdiction to grant.

(d) To the extent permitted by the nature of the Dispute, during the existence of any Dispute the Parties must continue to perform their respective obligations under this Agreement without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

11.4 Further Assurances

The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

11.5 Amendment

This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

11.6 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

11.7 Enurement/Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and each of their respective successors and permitted assigns. For clarity, the Buyer shall not have the right to Transfer, in whole or in part, any interest in this Agreement unless the Seller 1 has provided its consent to such Transfer in accordance with the provisions of Section 2.3(d).

The Sellers shall have the full and unrestricted right to Transfer, in whole or in part, their respective interest in this Agreement, including without limitation, as pertains to the Seller 1, its entitlement to any or all of the Second Cash Payment, the Third Cash Payment and the Liquidity Event Shares. If either of the Sellers shall complete any such Transfer, in whole or in part of its respective interest in this Agreement, following such Transfer the applicable Seller and its transferee shall deliver to the Buyer a signed copy of a notice of Transfer (the “Transfer Notice”) and upon receipt of such Transfer Notice, the transferee shall be treated by the Buyer as the transferee of the applicable Seller with respect to the applicable portions of this Agreement (as so stated in the Transfer Notice), including without limitation, the entitlement to any or all of the Second Cash Payment, the Third Cash Payment and the Liquidity Event Shares.

11.8 Waiver

A waiver of any breach of a provision of this Agreement shall not be binding upon a Party unless the waiver is in writing and signed by the Party providing the waiver, and such waiver shall not affect such Party’s rights in respect of any subsequent or other breach.

11.9 Counterparts

This Agreement may be executed in several counterparts and by electronic transmission, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have executed these presents as of the date and year first above written.

GAIA ENERGY INC.

Per:	/s/ Trumbull Fisher
	Name:	Trumbull Fisher
	Title:	Chief Executive Officer
I have authority to bind the corporation

GREEN SHIFT COMMODITIES LTD.

Per:	/s/ Trumbull Fisher
	Name:	Trumbull Fisher
	Title:	Chief Executive Officer
I have authority to bind the corporation

LATAM BATTERY METALS INC.

Per:	/s/ Luis Augusto Ducassi
	Name:	Luis Helguera
	Title:	Chief Executive Officer
I have authority to bind the corporation

Schedule A

DESCRIPTION OF BERLIN CONCESSIONS AND CONCESSION APPLICATIONS

Part I – Description of Berlin Concessions

Title 736 17

Title 755 17

Title 664 17

Part II – Description of Concession Applications

Proposal 506202

Proposal 506645

Proposal 506138

The following disclosures apply to the above and the Agreement to which this Schedule A is attached:

A. Integration of 664-17 title: On March 2023, a request for the integration of the areas of 664-17 title and the Berlin’s concession contract proposal 506138 was submitted to the National Mining Agency. This request was accompanied by the Unique Exploration and Exploitation Program (“PUEE”), where it was indicated that, with the aim of verifying the continuity of mineralization to the south of the title it is necessary to expand the available geological information. This request is currently under evaluation by the authority. If it is approved, Title 664-17 and Proposal 506138 will be consolidated under a single concession.

B. The termination (“caducidad”) of the 736-17 title: Attorney Hernando Escobar filed an appeal for reconsideration against the resolution that declared the termination and to date the appeal has not been answered, so the Local Branch 1 protocolized the positive administrative silence (a legal figure according to which the appeal that is not answered by the authority is understood to have been decided in favor of the appellant and therefore the title would not have been terminated). The mining authority has not yet defined the status of this title.

C. The termination (“caducidad”) of the 755-17 title: Attorney Hernando Escobar filed an appeal for reconsideration against the resolution that declared the termination and to date the appeal has not been answered, so Local Branch 1 protocolized the positive administrative silence (a legal figure according to which the appeal that is not answered by the authority is understood to have been decided in favour of the appellant and therefore the title would not have been terminated).

As in 736-17, Local Branch 1 is waiting for a response to the request for a payment agreement. However, on September 5, 2023, without any pronouncement, Title 755-17 was terminated at Anna Minería, thus, Local Branch 1 submits that the administrative positive silence before ANM arguing that the title is still active, and Local Branch 1 is currently waiting for the authority response. As the area of the title has significant potential resources and to prevent someone else from requesting it, Local Branch 1 has re applied for the area from Berlín. The assigned plate is 508645.

If the mining authority recognizes that title has not terminated, Berlin proposal 508645 would be relinquished.

D. There is a lack of accounting and financial information since 2018.

E. Non-renewal of the commercial registration of the Local Branch 1 since 2020: The cancellation of the commercial registration due to non-renewal for 5 consecutive years is done automatically and ex officio by the Chamber of Commerce.

Schedule B

Wire Transfer Instructions AND
Shares Registration Instructions

[NTD: Seller 1 to provide.]

Schedule C

FORM OF ROYALTY AGREEMENT

Schedule D

DETAILS OF TARGET COMPANY 1 AND TARGET 2 COMPANY

Part I Details of Target Company 1 (Gaia Energy Investments Ltd)

	Date of incorporation:	22/06/2020

	Registered number:	1022314

	Registered office:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Shares,	Authorised:	10,000,000 shares of a single class with a par value of $1.00

	Issued:	10,000,000 shares of a single class with a par value of $1.00

	Shareholder(s):	Gaia Energy Inc.

	Director(s)s:	[●]

	Accounting reference date:	[●]

	Company’s Assets	[●]

Part II Details of Target Company 2 (Berlin (BVI) Limited)

	Date of incorporation:	13/06/2022

	Registered number:	2067901

	Registered office:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Shares,	Authorised:	50,000 shares of a single class with a par value of $1.00

	Issued:	1 shares of a single class with a par value of $1.00

	Shareholder(s):	Green Shift Commodities Ltd.

	Director(s)s:	[●]

	Accounting reference date:	[●]

	Company’s Assets	[●]